Exhibit 10.1

MANUFACTURING AND SUPPLY AGREEMENT

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

MANUFACTURING AND SUPPLY AGREEMENT

This MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”) dated as of July 31, 2015 (the “Effective Date”) is made by and between Flexion Therapeutics, Inc., a Delaware corporation having its principal place of business at 10 Mall Road, Suite 301, Burlington, Massachusetts, United States (“Flexion”) and Patheon UK Limited, a company incorporated in England and Wales having its principal place of business at Kingfisher Drive, Covingham, Swindon, SN35BZ, United Kingdom (“Patheon”). Flexion, and Patheon are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Flexion has a commercial interest in the Manufacture (as defined herein) and commercialization of FX006 drug product, an extended-release formulation of triamcinolone acetonide (TCA) which is manufactured using the Flexion Manufacturing Process (the “Product”);

WHEREAS, Patheon has expertise and experience in manufacturing and packaging pharmaceutical products and is interested in providing Manufacturing services to Flexion in connection with the Product;

WHEREAS, in anticipation of this Agreement and the goods and services that Patheon will supply hereunder, the Parties are executing an agreement pursuant to which Patheon would undertake certain technical transfer and construction services in order to validate and scale up Flexion’s technology package and prepare Patheon’s facilities for the Manufacture of the Product (the “Technical Transfer Agreement”); and

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I. DEFINITIONS

The following terms shall have the meanings set forth below. Unless the context indicates otherwise, the singular shall include the plural and the plural shall include the singular. Any term not defined hereunder shall have the meaning ascribed to such term in the Technical Transfer Agreement.

1.1 “Additional Services” means any services requested and approved by Flexion that supplement Patheon’s regular performance of the Services, as described in Schedule 2.1(a).

1.2 “Affiliate(s)” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this Section 1.2 only, a Person will be regarded as in control of another Person if such Person owns, or directly or indirectly controls, more than 50% of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if such Person directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract, or any other means whatsoever.

1.3 “Agreed Delivery Date” has the meaning set forth in Section 2.3(d).

1.4 “Agreement” has the meaning set forth in the Preamble hereto.

1.5 “API” means the active pharmaceutical ingredient Triamcinolone Acetonide, Micronised.

1.6 “Applicable Law” means applicable United States, Canadian, English and other foreign federal, state, and local laws, orders, rules, regulations, guidelines, standards, customs and ordinances, including, without limitation, those (to the extent they are applicable) of the FDA, Health Canada, the Medicines and Healthcare Products Regulatory Agency in the United Kingdom and other comparable foreign Regulatory Authorities, including the FDA Act.

1.7 “Base Fee” means the monthly fee paid by Flexion in consideration for the Services, as more specifically set forth in Schedule 2.1(a) of this Agreement. For the avoidance of doubt, Base Fees do not include Capital Expenditures (as defined in the Technical Transfer Agreement), Product Fees, Material Costs, or charges for Bill Back Items or Additional Services.

1.8 “Bill Back Items” means the items and services set forth in Schedule 2.1(a) that are used or necessary in connection with the Manufacture of the Products and which result in a nominal cost to Flexion.

1.8a “Certificate of Analysis” means a certificate evidencing the analytical tests conducted on a specific batch of Product or Material and setting forth, inter alia, the items tested, specifications, and test results.

1.9 “Certificate of Compliance” means a certificate stating that a specific batch of Product complies with the warranty set forth in Section 6.3.

1.11 “Change of Control” has the meaning set forth in Section 10.5A.

1.12 “Claim” has the meaning set forth in Section 9.3(a).

1.13 “Control” or “Controlled” means ownership or the right by a Party to assign or grant a license or sublicense under intellectual property rights to the other Party of the scope set forth herein, without breaching the terms of any agreement with a Third Party.

1.14 “Diligent and Reasonable Steps” has the meaning set forth in Section 6.4(a).

1.15 “Deficiency Notice” has the meaning set forth in Section 2.8(a).

1.16 “Disclosing Party” has the meaning set forth in Section 1.90.

1.17 “Discretionary Manufacturing Changes” has the meaning set forth in Section 2.9(c).

1.18 “Effective Date” has the meaning set forth in the Preamble hereto

1.19 “EMA” means the European Medicines Agency.

1.20 “Equipment” means any equipment used in the Manufacture of the Product as more fully set forth in Section 2.9 herein.

1.21 “Existing Flexion Intellectual Property” has the meaning set forth in Section 5.1(a).

1.22 “Existing Patheon Intellectual Property” has the meaning set forth in Section 5.1(b).

1.23 “Expected Yield Rate” has the meaning set forth in Section 2.8(f).

1.24 “Expert” has the meaning set forth in Section 2.8(e).

1.25 “Exploit” means to make, have made, import, use, sell, offer for sale, receive or otherwise dispose of a product or process, including the research, development (including the conduct of clinical trials), registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, export, transport, distribution, promotion, or marketing of a product or process.

1.26 “Facility” means the facility of Patheon located at Kingfisher Drive, Swindon, Wiltshire SN3 5BZ, United Kingdom, or such other facility approved in accordance with Section 3.3(a).

1.27 “FDA” means the United States Food and Drug Administration and any successor organization thereto and all agencies under its direct control.

1.28 “FDA Act” means the Federal Food, Drug, and Cosmetic Act, as amended.

1.29 “FDA Approval Date” means the date of receipt of FDA approval allowing for Patheon’s manufacturing, testing, and packaging for the Product from the Phase I Filling Space and Phase II Manufacturing Space.

1.30 “Filing Party” has the meaning set forth in Section 3.15(a).

1.31 “Flexion” has the meaning set forth in the Preamble hereto.

1.32 “Flexion Assignors” has the meaning set forth in Section 5.1(m).

1.33 “Flexion Improvements” has the meaning set forth in Section 5.1(e)(ii).

1.34 “Flexion Indemnified Parties” has the meaning set forth in Section 9.2.

1.35 “Flexion Manufacturing Equipment” has the meaning set forth in Section 2.9(a).

1.36 “Flexion Manufacturing Equipment Improvements” has the meaning set forth in Section 5.1(e)(i).

1.37 “Flexion’s Manufacturing Process” means the proprietary process owned or Controlled by Flexion for Manufacturing the Product, as disclosed by Flexion to Patheon, and each intermediate of the Product, as established as of the Effective Date, including without limitation, as set forth in the investigational new drug application filed with the FDA, and, when applicable, as set forth in the NDA as may be filed with, and approved by, the FDA.

1.38 “Flexion’s Manufacturing Process Improvements” has the meaning set forth in Section 5.1(e)(i).

1.39 “Flexion On Site Representative” has the meaning set forth in Section 3.4.

1.40 “Flexion Product Improvements” has the meaning set forth in Section 5.1(e)(i).

1.41 “Flexion Specification Improvements” has the meaning set forth in Section 5.1(e)(i).

1.41a “Flexion Specific Improvements” has the meaning set forth in Section 5.1(e)(i)

1.42 “Flexion-Supplied Materials” has the meaning set forth in Section 2.2(a).

1.43 “Forecast” has the meaning set forth in Section 2.3(a).

1.44 “GMP” means the current good manufacturing practices applicable from time to time to the Manufacturing of the Product, or any intermediate of the Product, pursuant to Applicable Law, including those promulgated under the FDA Act at 21 C.F.R. (chapters 210 and 211), and those promulgated under EC Directive 2003/94/EC, together with the latest FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time.

1.45 “Indemnification Claim Notice” has the meaning set forth in Section 9.3(a).

1.46 “Indemnified Party” has the meaning set forth in Section 9.3(a).

1.47 “Indemnifying Party” has the meaning set forth in Section 9.3(a).

1.48 “Initial Draft” has the meaning set forth in Section 3.15(b).

1.49 “Initial Term” has the meaning set forth in Section 8.1.

1.50 “Key Personnel” has the meaning set forth in Section 2.1(f).

1.51 “Late Product” has the meaning set forth in Section 2.7(b).

1.52 “Letter Agreement” means the Letter Agreement between the Parties dated 1 May 2015.

1.53 “Long Term Forecast” has the meaning set forth in Section 2.3(b).

1.54 “Loss” means any claims, lawsuits, losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and disbursements).

1.55 “Maintenance” means the maintenance of Equipment and Facilities in satisfactory operating condition, including the performance of systematic inspection and service of Equipment pursuant to the applicable Standard Operating Procedures of Patheon, as reviewed and agreed to by Flexion (the “Equipment Standard Operating Procedures”), or the manufacturer’s terms of operation and recommended procedures.

1.56 “Make Good Costs” has the meaning set forth in Section 8.3(e).

1.57 “Manufacture” and “Manufacturing Services” means the manufacturing, processing, formulating, filling, sterilization, packaging, labelling, storage, handling, and quality control testing of Materials or of the Product.

1.58 “Manufacturing Suite IOQ” means the completion of the Phase I Filling Space and Phase II Manufacturing Space, including without limitation, the installation, qualification and operational qualification of the Equipment in each of the Phase I Filling Space and the Phase II Manufacturing Space, including the computer systems, utilities and manufacturing area enabling the initiations of technical transfer activities, as agreed to by the Parties and indicated by the delivery by Patheon to Flexion of the interim IOQ report for the Phase I Filling Space and Phase II Manufacturing Space.

1.59 “Manufacturing Services Termination Costs” has the meaning set forth in Section 8.3(g).

1.60 “Manufacturing Suite” means the manufacturing suite at the Facility capable of Manufacturing the Product pursuant to Flexion’s Manufacturing Process, whose footprint is set forth in Schedule 1.60, together with the areas identified in the plan attached as Schedule 1.60 as the areas for the bulk powder Manufacture and bulk vial filling, and, pursuant to the terms of Section 2.10, the Phase I Filling Space. The footprint of the Manufacturing Suite is diagrammatic in nature and is intended to generally depict the location and approximate size of current and future spaces allocated to Flexion. Such footprint may be amended during the Term of and pursuant to the Technical Transfer Agreement to be specifically adapted to the Manufacture of the Product, and the Parties shall agree upon the definitive footprint, taking into account parameters such as the exact design of the space, space classifications, code requirements, equipment, material, personnel, waste stream process flows, equipment sizing and utility requirements. For purposes of clarity, prior to the Phase III Manufacturing Suite Clearance Date (as defined in Section 2.10 herein), the definition of Manufacturing Suite shall include the Phase I Filling Space.

1.61 “Marketing Authorization” means an approved New Drug Application as defined in the FDA Act and the regulations promulgated thereunder, or any corresponding foreign application, registration, or certification, necessary or reasonably useful to market any Product in a country or regulatory jurisdiction other than the United States, including applicable pricing and reimbursement approvals, and all supplements and amendments thereto.

1.62 “Materials” means all API, excipients and processing aids, and processing, filling and packaging components, used in connection with the Manufacture of the Product and listed in Schedule 1.62, as amended prior to Product launch, based on the Parties’ most recent usage experience rate, and to reflect changes to the Specifications.

1.64 “Material Costs” has the meaning set forth in Section 2.2(a).

1.65 “Maximum Manufacturing Services Termination Costs” has the meaning set forth in Section 8.3(g).

1.66 Not used.

1.67 “NDA” means the new drug application for a product, including the Product, requesting permission to place a drug on the market in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data, and other information filed concerning such product that are necessary for FDA approval to market such product in the Territory.

1.68 “Non-Conforming Product” means (a) a batch of Product that fails, or is aborted during processing; or (b) a Product Manufactured by Patheon that fails to […***…].

1.69 “Non-Filing Party” has the meaning set forth in Section 3.15(a).

1.69a “Non-Specific Improvement” has the meaning set forth in Section 5.1(e)(ii)

1.70 “PAI” has the meaning set forth in Section 3.8.

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1.71 “Party” and “Parties” have the meanings set forth in the Preamble hereto.

1.72 “Patheon” has the meaning set forth in the Preamble hereto.

1.73 “Patheon Assignors” has the meaning set forth in Section 5.1(l).

1.74 “Patheon Improvements” has the meaning set forth in Section 5.1(f)(ii).

1.75 “Patheon Indemnified Parties” has the meaning set forth in Section 9.1.

1.76 “Patheon Independent Manufacturing Equipment Improvements” has the meaning set forth in Section 5.1(f)(i).

1.77 “Patheon Manufacturing Equipment” has the meaning set forth in Section 2.9(a)(ii).

1.78 “Patheon Non-Applicable Inventions” has the meaning set forth in Section 5.1(f)(ii).

1.79 “Patheon Nonconformance” has the meaning set forth in Section 2.8(c).

1.80 “Patheon-Supplied Materials” has the meaning set forth in Section 2.2(a).

1.81 Not used.

1.82 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization, including a government or political subdivision, department, or agency of a government.

1.83 “Phase I Filling Space”, “Phase II Manufacturing Space” and “Phase III Manufacturing Suite” shall each be as represented in Schedule 1.60. After the Phase III Manufacturing Suite Clearance Date, the Phase II Manufacturing Space shall be incorporate into the Phase III Manufacturing Suite.

1.84 “Phase I Filling Space Fee” has the meaning set forth in Schedule 2.1(a) at section II.

1.85 “Phase III Manufacturing Suite Clearance Date” has the meaning set forth in section 2.10(d).

1.86 “Phase III Option” has the meaning set forth in section 2.10 (b).

1.87 “Product” has the meaning set forth in the Recitals hereto in finished, unpackaged form, according to the Specifications, as the same may be amended from time to time.

1.88 “Product Fee” has the meaning set forth in Section 2.4.

1.89 “Project Manager” and “Project Managers” have the meaning set forth in Section 3.4.

1.90 “Proprietary Information” means any information disclosed hereunder by one Party (the “Disclosing Party”) to another Party (the “Receiving Party”) (whether disclosed in oral, written, electronic or visual form) that is non-public, confidential or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients or client confidential information, finances, marketing, products and processes and all price quotations, manufacturing or professional service proposals and information relating to composition and proprietary technology. In addition, all analyses, compilations, studies, reports or other documents prepared by any Party’s directors, officers, employees, advisers, agents, consultants, subcontractors, service partners, professional advisors, or representatives (collectively, “Representatives”) containing the Proprietary Information will be deemed to be Proprietary Information.

1.91 “Purchase Order” means a written purchase order that sets forth (a) the quantities of each presentation of Product to be delivered by Patheon to Flexion, (b) the requested delivery dates therefor, and (c) the size of the vials and bulk packaging to be used for such Product.

1.92 “Quality Agreement” has the meaning set forth in Section 3.1.

1.94 “Receiving Party” has the meaning set forth in Section 1.90.

1.95 “Regulatory Approval” means any and all approvals (including pricing and reimbursement approvals), licenses, registrations, or authorizations of any Regulatory Authority necessary to Exploit the Product in any country in the Territory, including any (a) approval of a Product, Marketing Authorization and supplements and amendments thereto; (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labelling approval; and (d) technical, medical, and scientific licenses.

1.96 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a Product in the Territory.

1.97 “Regulatory Filings” has the meaning set forth in Section 3.15.

1.98 “Regulatory Obligations” has the meaning set forth in Section 3.15.

1.99 “Remediation Period” has the meaning set forth in Section 8.2(a)(iii).

1.100 “Replacement Entity” has the meaning set forth in Section 8.3(f).

1.101 “Reports” has the meaning set forth in Section 3.11.

1.102 “Required Manufacturing Changes” has the meaning set forth in Section 2.9(b).

1.103 “Scheduled Production Date” has the meaning set forth in Section 2.3(d).

1.104 “Services” means the (a) Manufacturing Services performed by Patheon under this Agreement and (b) the Transfer Services performed by Patheon pursuant to the Technical Transfer Agreement.

1.105 “Shipment Costs” has the meaning set forth in Section 2.8(c).

1.106 “Specifications” means the specifications for each presentation of Product (i.e., the dosage forms in Schedule 1.82) given by Flexion to Patheon relating to the specifications of the Materials; the manufacturing specifications, directions and processes; the storage requirements; all environmental, health and safety information for the Product including material safety data sheets and the finished Product specifications, specifications for bulk and primary packaging and shipping requirements for the Product, as amended, modified, or supplemented from time to time.

1.107 “Steering Committee” has the meaning set forth in the Technical Transfer Agreement.

1.108 “Supplies” means various consumables / disposables used in small quantities for gowning, cleaning of Equipment and Manufacturing Suite, and in quality control testing of Materials and Product.

1.109 “Taxes” means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholding or liabilities wherever chargeable and whether of the United Kingdom or any other jurisdiction (including for the avoidance of doubt, national insurance contributions in the United Kingdom) and any penalty, fine, surcharge, interest, charge, charges or costs thereto.

1.110 “Technical Transfer Agreement” has the meaning set forth in the Recitals.

1.111 “Term” has the meaning set forth in Section 8.1.

1.112 “Territory” means […***…] and other territories agreed by the Parties pursuant to Section 2.2(h) from time to time.

1.113 “Third Party” means a Person who is neither a Party nor an Affiliate of a Party.

1.114 “Third Party Losses” means Losses incurred as a result of claims brought by Third Parties.

1.115 “Transfer Services” has the meaning set forth in Section 1.64 of the Technical Transfer Agreement.

1.116 “TUPE” has the meaning set forth in Section 8.3(f).

1.117 “VAT” has the meaning set forth in Section 4.4(c).

1.118 “Yield” has the meaning set forth in Section 2.8(f).

1.119 “Yield Reimbursement Payment” has the meaning set forth in Section 2.8(f).

ARTICLE II. MANUFACTURING SERVICES

2.1 Supply Obligations.

(a) Subject to the terms and conditions hereof and in consideration for the payments set forth in Schedule 2.1(a), Patheon shall provide the Manufacturing Services and shall supply the Product […***…] to Flexion. Flexion agrees to purchase from Patheon such quantities of Product as Flexion may order, in its discretion, in accordance with the terms herein during the Term.

(b) Pursuant to the Technical Transfer Agreement, Flexion will develop and Patheon will confirm Flexion’s Manufacturing Process. Flexion’s Manufacturing Process is the Proprietary Information of Flexion, as further clarified in Article V.

(c) Patheon shall Manufacture all Products delivered hereunder (i) in accordance with the Specifications, this Agreement, the Quality Agreement, and (ii) in compliance with GMP and all other Applicable Law.

(d) Patheon shall ensure that sufficient numbers of adequately educated and experienced staff are retained at the Facility in order to Manufacture evenly throughout the year the volumes of Product set out in the Forecast. Patheon shall perform all activities necessary to maintain a GMP compliant status of the

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manufacturing lines and areas of the Facility applicable to the Manufacture of the Product.

(e) Flexion reserves the right to request replacement of any personnel assigned by Patheon to perform the Services hereunder. If Patheon disagrees with such request and the Parties cannot reach resolution on Flexion’s request for replacement, such request will be discussed by the Steering Committee pursuant to the procedures set forth in Exhibit 2.7 of the Technology Transfer and Services Agreement.

(f) Patheon shall perform the Services under the direction of key personnel of Patheon to a project for the duration of the project (“Key Personnel”). Key Personnel include the Project Manager, Operational Manager, Quality Manager or other personnel reasonably agreed-to by the Parties. Patheon shall provide information on the qualifications and background of all proposed Key Personnel prior to such Key Personnel’s commencement of activities under this Agreement on Patheon’s behalf. Patheon will not remove Key Personnel without Flexion’s prior written consent (not to be unreasonably withheld, conditioned or delayed) except in the event of such Key Personnel’s promotion, resignation, incapacity or death, or termination for cause. Patheon will use commercially reasonable efforts to minimize turnover in Key Personnel, and will provide […***…] business days’ notice to Flexion, whenever practical, of any changes to the Key Personnel, at which point, both Parties shall discuss and reasonable agree on a suitable replacement.

2.2 Materials, Bill Back Items and Additional Services.

(a) All Materials necessary for the Manufacture of the Product are set forth in Schedule 1.62. Patheon shall source all of the Materials set forth on Schedule 1.62 under the heading “Patheon Supplied Materials (“Patheon-Supplied Materials”), and such Materials will be invoiced to Flexion monthly at the time of purchase by Patheon, at cost plus an […***…]% handling fee, in accordance with the invoicing procedure set forth in ARTICLE IV (“Material Costs”). Flexion will purchase, and ship to Patheon in accordance with Schedule 1.62 under the heading “Flexion Supplied Materials” (the “Flexion-Supplied Materials”) unless otherwise agreed to by the Parties. Patheon shall store, handle, and protect the Materials with a reasonable level of care, which shall include taking all reasonable precautions to ensure that the Materials are not subject to contamination, deterioration, destruction, or theft. Patheon shall keep adequate records of its usage of the Materials during the Term.

(b) Flexion acknowledges that Patheon is required under GMP to follow certain verification and approval processes for all vendors used by

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Patheon in the procurement of Materials. In the event that Flexion requests Patheon to procure Materials from a vendor that is not currently verified by Patheon, Flexion will be liable for Patheon’s fees for the performance of the initial audit and verification activities by Patheon under this Section 2.2(b) as an Additional Service.

(c) Flexion will, at its sole cost and expense, deliver to Patheon the Flexion-Supplied Materials to the Facility DDP (Incoterms 2010) at no cost to Patheon at least […***…] days before the Scheduled Production Date, in sufficient quantities for Patheon to Manufacture the desired quantities of Product and to ship Product by the Agreed Delivery Date. If the Flexion-Supplied Materials are not received […***…] days before the Scheduled Production Date, Patheon may delay the shipment of Product for a period of time proportionate to such delay. All shipments of Flexion-Supplied Materials, if required, will be accompanied by Certificate(s) of Analysis from the Material manufacturer or Flexion, confirming its compliance with the Material’s specifications. Flexion will obtain the proper release of the Flexion-Supplied Materials from the applicable customs agency and/or Regulatory Authority. Flexion or Flexion’s designated broker will be the “Importer of Record” for Flexion-Supplied Materials imported to the Facility. Flexion-Supplied Materials will be held by Patheon on behalf of Flexion as set forth in this Agreement. Title to Flexion-Supplied Materials will at all times remain the property of Flexion. Any Flexion-Supplied Materials received by Patheon will only be used by Patheon to perform the Manufacturing Services or associated activities necessary to perform the Manufacturing Services (e.g. media fills or validation runs).

(d) Flexion and Patheon will agree upon a minimum inventory level of Patheon-Supplied Materials required to support the Manufacture of the Product based on the last Forecast received by Patheon from Flexion. Patheon will keep on hand all Materials necessary to support the Manufacture of the Product based on such agreed-upon minimum inventory levels.

(e) Patheon will provide sufficient storage capacity to support storage of the required quantity of Materials pursuant to Section 2.2 of this Agreement for up to the longer of […***…] or the amount of time set forth next to the applicable Material on Schedule 1.62 herein. Patheon will also provide sufficient storage capacity to support storage of Product for up to […***…] post Manufacture […***…]. Any additional storage, or storage of Materials (either Flexion-Supplied Materials or Patheon-Supplied Materials) or Product beyond the applicable period stated herein, will be subject to the mutual agreement of the Parties. For any such additional storage, Flexion will pay Patheon £[…***…] per pallet, per month for storing any Materials or Product. Storage of Materials or Product that contain controlled substances or require refrigeration will be charged at £[…***…] per pallet per month. Storage fees are subject to a one pallet minimum

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charge per month. […***…] will be liable for all risk or loss of damage to stored Materials or Product to the extent such damage was caused by […***…]’s, or its subcontractor’s or vendors’, […***…]. Patheon shall store the Product according to GMP, any applicable storage guidelines stipulated by Flexion and agreed by Patheon and the provisions under the Quality Agreement.

(f) Bill Back Items will be charged to Flexion at Patheon’s cost plus a […***…]% handling fee. Patheon shall invoice Flexion monthly for any Bill Back Items used in connection with the Manufacture of the Products during the preceding month in accordance with ARTICLE IV. Patheon may only invoice Bill Back Items that have been quoted to and approved in writing by Flexion’s Project Manager, or otherwise mutually agreed to by the Parties in advance.

(g) If Flexion is interested in having Patheon perform Additional Services, Flexion will provide Patheon with a written request containing sufficient detail to enable Patheon to provide Flexion with a quote and proposal to provide such Additional Services. Patheon may only invoice for Additional Services that have been quoted to and approved in writing by an authorized person of Flexion and that have been agreed in writing by the Parties in a Change of Scope Agreement. Where a rate for Additional Services has been specified in Schedule 2.1 (a), such rates are calculated as at 1st January, 2015. These fees will be adjusted on 1st January of each year (first review […***…]) to reflect any increase in the UK Consumer Price Index: All Items Index published by the Office for National Statistics (as published at www.ons.gov.uk, specific details are located at http://www.ons.gov.uk/ons/rel/cpi/consumer-price-indices during the previous 12 months (based on the average of the monthly changes over the 12-month period). Patheon shall invoice Flexion monthly for any Additional Services performed by Patheon during the preceding month in accordance with ARTICLE IV.

(h) If Flexion decides to have Patheon perform Manufacturing Services for the Product for a Territory outside the […***…], then Flexion will inform Patheon of the additional requirements for each new country and Patheon will prepare a quotation for consideration by Flexion of any additional costs for the Product destined for each new country. The agreed additional requirements and change over fees will be set out in a written amendment to this Agreement.

(i) Patheon-Supplied Materials.

(i) Patheon will purchase all Patheon-Supplied Materials. Flexion understands and acknowledges that Patheon will rely on Flexion’s Purchase Orders and Forecasts in ordering the Patheon-Supplied Materials required to meet the Purchase Orders. In addition, Flexion understands that to ensure an orderly

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supply of Patheon-Supplied Materials, Patheon may want to purchase Patheon-Supplied Materials in sufficient volumes to meet the production requirements for Products during part or all of the Forecast or to meet the production requirements of any longer period agreed to by Patheon and Flexion. Accordingly, Flexion authorizes Patheon to purchase Patheon-Supplied Materials to satisfy the Manufacturing Services requirements for Products for the first […***…] contemplated in the most recent Forecast. Patheon may make other purchases of Patheon-Supplied Materials to meet Manufacturing Services requirements for longer periods if agreed to in writing by the Parties. Flexion will give Patheon written authorization to order Patheon Supplied Materials for any launch quantities of Product request by Flexion which will be considered a Purchase Order when accepted by Patheon. Flexion will reimburse Patheon for any destruction costs, as mutually agreed to in good faith, of any Patheon-Supplied Material ordered by Patheon under Purchase Orders or under Section 2.2(i) that are not included in finished Products Manufactured for Flexion within […***…] after the forecasted month for which the purchases have been made (or for a longer period as the Parties may agree). If any non-expired Patheon-Supplied Materials are used in Products subsequently manufactured for Flexion, Flexion will receive credit for any costs of those Patheon-Supplied Materials previously paid to Patheon by Flexion.

2.3 Forecasting, Order, and Delivery of Products.

(a) No later than […***…] prior to the anticipated FDA Approval Date and thereafter at least […***…] prior to the […***…] of each […***…] during the Term, Flexion shall deliver to Patheon a written good faith […***…] month forecast, calculated by month, estimating the quantities of each presentation of Product that Flexion expects to purchase from Patheon during such period (each, a “Forecast”). If Patheon is unable to accommodate any portion of the Forecast, it will notify Flexion and the Parties will agree on any revisions to the Forecast. Flexion shall update the Forecast on or before the […***…] of each […***…] on a rolling forward basis. Flexion shall use commercially reasonable efforts to also update the Forecast prior to the next […***…] deadline if it determines that the volumes estimated in the most recent Forecast have changed by more than […***…] percent […***…]%). The most recent Forecast will prevail. Except as set forth in Section 2.3(c) below, each Forecast shall be non-binding and shall be used by Patheon for planning purposes only.

(b) Commencing on […***…], Flexion will give Patheon a written non-binding […***…]-year forecast for strategic purposes, of the volume of Product Flexion then anticipates to purchase from Patheon for each year during such period (the “Long Term Forecast”). The Long Term Forecast will thereafter be updated every six months (as of June 1 and December 1) during the

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Term. If Patheon is unable to accommodate any portion of the Long Term Forecast, it will notify Flexion and the Parties will agree on any revisions to the Long Term Forecast.

(c) […***…]. Flexion will issue Purchase Order(s) to purchase and, when accepted by Patheon, for Patheon to Manufacture and deliver the forecasted quantity or a quantity greater than the forecasted quantity of the Product for each such […***…] period, provided that the delivery lead time must be at least […***…] days from the date of Patheon’s acceptance of the Purchase Order pursuant to clause (d) below. The quantities of Products ordered in Purchase Orders will be firm and binding on Flexion and may not be reduced by Flexion. Unless otherwise stated herein, expedited Purchase Orders will be subject to additional fees.

(d) Patheon shall accept all Purchase Orders for Product that are issued consistent with the terms of this Agreement. Patheon shall accept in writing any Purchase Order by sending an acknowledgement to Flexion within […***…] business days of its receipt of the Purchase Order. The acknowledgement will include, subject to confirmation from Flexion, the delivery date for the Product ordered which shall be approximately […***…] days from the date of Patheon’s acceptance of the Purchase Order (“Agreed Delivery Date”) and the scheduled date of production for such Products (“Scheduled Production Date”) for the purposes of Section 2.2(c). The Agreed Delivery Date may be amended by agreement of the Parties or as set forth in Section 2.2(c). If Patheon fails to acknowledge receipt of a Purchase Order within the […***…] business day period, the Purchase Order will be deemed to have been accepted by Patheon.

(e) Patheon shall deliver Product to Flexion […***…] the Facility (as defined in Incoterms 2010) by the Agreed Delivery Date. All Product shall be packed for shipping in accordance with the Specifications. Title and risk of loss to Product shall pass to Flexion (or a designated Flexion Affiliate) […***…]. Each delivery of Product shall be accompanied by a Certificate of Analysis and a Certificate of Compliance and such other documents as may be required pursuant to the Quality Agreement. The costs of all freight, insurance, handling fees, taxes, and other costs associated with the shipment of Product, as well as export licenses, import license, and customs formalities for the import and export of goods will be borne by […***…]. Patheon shall endeavour to make all deliveries of Product hereunder utilizing stock rotation based on expiration dating, with Product expiring earliest delivered first, save that a failure to comply with this requirement shall not be grounds for Flexion to reject any Product. Flexion shall collect shipments reasonably promptly from the Facility following notification of availability for

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delivery from Patheon. Storage of Product will be as described in Section 2.2(e). Patheon will, in accordance with Flexion’s instructions and as agent for Flexion, at Flexion’s risk, arrange for shipping to be paid by Flexion. Flexion will arrange for insurance and will select the freight carrier used by Patheon to ship Products and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement.

(f) If Flexion cancels any Purchase Order after receipt thereof by Patheon, Flexion will pay Patheon […***…]% of the Product Fee for the Purchase Order.

2.4 Product Fees. The purchase price for all Products Manufactured hereunder (the “Product Fee”) shall be as set forth on Schedule 2.1(a). Patheon shall invoice Flexion for all quantities of Product Manufactured and ready for collection by Flexion not previously invoiced in accordance with Purchase Orders. All Product Fees will be due and payable in accordance with the invoicing procedures set forth in ARTICLE IV.

2.5 Base Fees. Patheon will invoice Flexion monthly in advance for the Base Fee and any Phase I Filling Space Fee set forth Schedule 2.1(a). All Base Fees and Phase I Filling Space Fees will be due and payable in accordance with the invoicing procedures set forth in ARTICLE IV.

2.6 Product Fee Adjustment. The Parties shall use commercially reasonable efforts to reduce, through operating efficiencies, the cost of Manufacture of the Products during the Term and the benefits of such reduction in costs shall be shared equally by the Parties. The Product Fee stated herein is calculated as at the 1st January 2015. Starting on the […***…], the Product Fee shall be adjusted annually to reflect any increase in the UK Consumer Price Index: All Items Index published by the Office for National Statistics (as published at www.ons.gov.uk, specific details are located at http://www.ons.gov.uk/ons/rel/cpi/consumer-price-indices/) during the preceding twelve (12) months (based on the average of the monthly changes over the 12-month period). Schedule 2.1(a) shall be deemed amended pursuant to the terms hereof. The Product Fee is subject to adjustment if, after […***…] from the FDA Approval Date, (i) Flexion does not submit Purchase Orders for at least […***…] vials of Product per calendar year, in which case the Product Fee may increase by an amount reasonably sufficient for Patheon to absorb its increased costs, and (ii) Flexion submits Purchase Orders for more than […***…] vials of Product per calendar year, in which case the Product Fee may decrease for the volumes of Product exceeding […***…] vials per calendar year as reasonably agreed-on by the Parties in order to adjust for additional volume discounts and economies of scale.

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2.7 Failure or Inability to Supply Product.

(a) Patheon shall ensure that Product is Manufactured and delivered to Flexion on a timely basis consistent with the terms of this Agreement (including the Forecast and Purchase Order procedures set forth in Section 2.3). In the event that Patheon, at any time during the Term, shall have reason to believe that it will be unable to supply Flexion with the full quantity of Product forecasted to be ordered or actually ordered by Flexion in a timely manner and in conformity with the warranty set forth in Section 6.3 (whether by reason of force majeure or otherwise), Patheon shall notify Flexion thereof within […***…] business days. Promptly thereafter, the Parties shall meet to discuss how Flexion shall obtain such full quantity of conforming Product. Compliance by Patheon with this Section 2.7(a) shall not relieve Patheon of any other obligation or liability under this Agreement, including any obligation or liability under clause (b) below. If Patheon’s inability is partial, Patheon shall fulfill Purchase Orders with such quantities of Product as are available. In the event Patheon’s inability to meet Purchase Orders or forecasts is due to a shortage of production capacity in the Manufacturing Suite, Patheon shall in addition to the foregoing requirements, promptly notify Flexion of such shortage of production capacity and the estimated date such shortage of production capacity is to end.

(b) If Patheon fails to Manufacture the full quantity of Product specified in a Purchase Order by the Agreed Delivery Date and in conformity with the warranty set forth in Section 6.3 (and such failure is directly due to the acts or omissions of Patheon where such acts or omission does not constitute a force majeure event pursuant to the terms of Section 10.2) (“Late Product”), and Patheon is unable to cure such failure within […***…] days, in full and final settlement of such failure, Flexion, at its option, may (i) cancel the unfulfilled portion of such Purchase Order, in which event Flexion shall have no liability with respect to the portion of such Purchase Order so cancelled, or (ii) accept late delivery of all or any portion of the Product specified in such Purchase Order, in which event (A) Patheon shall pay all reasonable documented shipping costs for the expedited shipment of Product that are required in addition to the shipping costs for a non-expedited shipment (which shall be the responsibility of Flexion), and (B) the Product Fee otherwise payable by Flexion with respect to all Product delivered late but accepted by Flexion under such Purchase Order shall be reduced by […***…]% per day for each day of delay after such Agreed Delivery Date, but not to exceed in aggregate an amount equal to […***…]% of the Product Fees of the Product delivered late (i.e., […***…] days) per Purchase Order; provided that, sub-Section (ii) shall only apply after the Manufacture and delivery of the first […***…] batches of commercial Product (including validation batches) pursuant to this Agreement, following which, if the Parties agree that the Manufacturing process is sufficiently robust to allow the Product to be delivered in a timely manner, this sub-Section (ii)

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shall be implemented. Any Product which is delivered to Flexion with less than […***…] of expiry, assuming a product shelf life of […***…], shall be considered Non-Conforming Product subject the provisions of Section 2.8(c); provided that, if the Product shelf life is not […***…] (as set forth in the FDA approved label for the Product), the Parties shall mutually agree in good faith on the reasonably appropriate minimum amount of expiry a Product should have when delivered.

2.7 A. Batch Numbering and Expiration Dates: Each batch of the Product manufactured by Patheon will bear a unique lot number using Patheon batch numbering system. This number will be printed on the aluminium cap of the vial and will appear on all documents relating to the particular batch of Product and shall identify the date of manufacture for the batch of Product. Patheon will calculate the expiration date for the Product for each batch by adding the expiration period of the Product supplied by Flexion to the date of manufacture of each batch.

2.8 Non-Conforming Product.

(a) In the event Patheon discovers a potential Non-Conforming Product prior to delivery of such Product to Flexion, Patheon shall provide written notice to Flexion as soon as practicable describing in detail the Non-Conforming Product and the potential cause of such Non-Conforming Product. Flexion (or its shipping carrier) will perform a customary inspection of the Products Manufactured by Patheon on receipt. For the avoidance of doubt, such inspection will be limited to a visual inspection of the shipment-ready packaged Products (and associated shipping documentation) and Flexion will not be obliged to perform any testing of the Product. Flexion shall within (i) […***…] days after delivery thereof by Patheon or (ii) within […***…] days after Flexion discovers or is informed of a discovery of nonconformity that could not reasonably have been detected by the customary inspection on delivery (but not after the expiration date of the Product), give Patheon notice of any Non-Conforming Product (including a sample of such Non-Conforming Product, if applicable) (a “Deficiency Notice”). Subject to Flexion’s rights under 3.10 and 3.12, should Flexion fail to give Patheon the Deficiency Notice within the applicable […***…] day period, then the delivery will be deemed to have been accepted by Flexion on the […***…] day after delivery or discovery, as applicable. Patheon shall have no liability under this Section 2.8 for Nonconforming Product for which it has not received a Deficiency Notice within such applicable […***…] day period.

(b) Patheon shall conduct a root-cause analysis to verify whether a Product constitutes a Non-Conforming Product and, if found, to determine the cause of such Non-Conforming Product (including by undertaking an appropriate evaluation of a Non-Conforming Product sample, as applicable).

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Flexion shall provide reasonable cooperation to Patheon in connection with any such root-cause analysis. Patheon shall notify Flexion in writing of its determination regarding whether the Product constitutes a Non-Conforming Product within […***…] days after either discovery of the Non-Conforming Product or receipt of such Deficiency Notice from Flexion, as applicable. Such notification shall include Patheon’s good faith determination of the cause of the Non-Conforming Product.

(c) “Patheon Nonconformance” shall mean (i) Patheon’s failure to perform […***…] pursuant to Section […***…], and (ii) Patheon’s failure to provide the […***…] in accordance with the […***…]. In the event of a Non-Conforming Product caused by a Patheon Nonconformance, Patheon, at Flexion’s option, promptly shall (x) supply Flexion with a conforming quantity of Product at Patheon’s expense (subject to Flexion supplying Patheon with Flexion-Supplied Materials and Patheon reimbursing Flexion for the actual costs of […***…]) and reimburse Flexion for any incurred shipment costs in the event that the Non-Conforming Product was shipped from the Facility at the time of the discovery of the Patheon Nonconformance (“Shipment Costs”)); or (y) reimburse Flexion for the applicable Product Fee (including the cost of any Patheon-Supplied Materials), the actual costs of the […***…] and Shipment Costs with respect to such Non-Conforming Product (in each case, to the extent already paid by Flexion). For each of (x) and (y) above, Patheon’s obligation to reimburse […***…] shall be subject to the limitation of liability in Section 9.5(a) herein but Section 9.5(a) (1) shall not apply in relation to the internal expenses incurred by Patheon to supply conforming Product to Flexion pursuant to (x), including the cost of any Patheon-Supplied Materials or any Shipment Costs, and (2) shall not apply to the reimbursement of the Product Fee pursuant to (y). For the avoidance of doubt, Flexion will not be liable for Product Fees for Non-Conforming Product caused by a Patheon Nonconformance.

(d) If the Non-Conforming Product was caused by any reason other than a Patheon Nonconformance or the cause of such non-conformance is not due to Patheon Nonconformance (where applicable, as may be determined by an Expert in accordance with 2.8(e), Flexion shall be liable for all expected Product Fees for such Non-Conforming Product, to the extent not already paid.

(e) If, following the root-cause analysis described in Section 2.8(b), Patheon notifies Flexion that it does not believe the Product is a Non-Conforming Product, or if the Parties disagree as to the cause of a Non-Conforming Product, the Parties shall first submit such dispute to the Project Managers for prompt resolution. If the Project Managers cannot resolve the dispute, the Parties

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shall submit the dispute to an independent expert or (if mutually agreed to by the Parties) a testing lab, each as agreed by the Parties (a “Expert”) for evaluation, provided that both Parties shall be entitled to observe and obtain copies of all results of such evaluation. The Expert shall determine (i) whether the Product is a Non-Conforming Product and (ii) the cause of the Non-Conforming Product; provided that, if the cause of the Non-Conforming Product is undeterminable the Expert shall give an opinion as to the likely cause. Both Parties shall cooperate with the Expert’s reasonable requests for assistance in connection with its evaluation hereunder. The findings of the Expert shall be binding on the Parties, absent fraud or manifest error. The expenses of the Expert shall be borne (x) by Patheon if the testing confirms the Non-Conforming Product and the cause or likely cause is found to be a Patheon Nonconformance; (y) by Flexion if the testing confirms the Non-Conforming Product and the cause or likely cause is found not to be a Patheon Nonconformance or the cause or likely cause of such non-conformance is not identifiable; and (z) by the Party stating the Product was Non-Conforming in the event the testing concludes that the Product meets the warranty set forth in Section 6.3. Costs of dealing with Product Complaints and Inquiries will be dealt with in accordance with Section 3.10. Costs of recalls will be dealt with in accordance with Section 3.12. Patheon shall have no liability for any Non-conforming Product unless such Non-conforming Product is identified as being due to a Patheon Nonconformance (where applicable, as may be determined by an Expert in accordance with 2.8(e).

(f) During its performance of the Manufacturing Services, Patheon is expected to produce a certain percentage of saleable batches of Product (the “Yield”). For the avoidance of doubt, Nonconforming Product arising from anything other than a Patheon Nonconformance is treated as good and saleable Product for the purposes of this Section 2.8(f). The Parties shall calculate and mutually agree on the expected Yield after each anniversary of the initial batch of commercial Manufacture of Product and based on at least […***…] batches of Product (the “Expected Yield Rate”). In the event the actual Yield in any calendar year is more than […***…]% lower than the then-current Expected Yield Rate for such calendar year, (i) Patheon and Flexion will engage in good faith discussions to agree to a remediation plan describing the steps to be taken to achieve the then-current Expected Yield Rate and (ii) Patheon will reimburse Flexion for […***…] used by Patheon as a result of Patheon’s failure to meet the Expected Yield Rate in such batches (i.e., a pro-rated refund of […***…] paid by Flexion and/or reimbursement to Flexion for the costs of any […***…]) subject to the limitation of liability in Section 9.5(a) (the “Yield Reimbursement Payment”). In the event the actual Yield in any calendar year is more than […***…]% greater than the then-current Expected Yield Rate for such calendar year, Patheon shall be entitled to reduce any Yield Reimbursement Payment to be made in the next calendar year by an amount equal to the excess Materials that would have been

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used by Patheon if the Yield for such calendar year was equal to the then-current Expected Yield Rate in such batches.

2.9 Equipment and Amendment of Product Specifications, Manufacturing Process, Equipment and Formulation.

(a) Equipment.

(i) “Flexion Manufacturing Equipment” shall mean process equipment necessary to Manufacture the bulk Product and shall consist of equipment for the bulk Manufacturing, vial preparation, fill/finish, and in-process control testing of the Product and its intermediates as more fully set forth on Schedule 2.9 attached hereto which must comply with all EU mandatory requirements including without limitation, Supply of Machinery (Safety) Regulations 2008 (UK Regulations, Secondary UK Legislation), Electrical equipment of machines (General requirements BS EN 60204-1:2006+A1:2009) (British Product Standards), Machinery Directive 2006/42/EC (European Union Directive), Low Voltage Directive (LVD) 2006/95/EC (European Union Directive), and Electromagnetic Compatibility (EMC) Directive 2004/108/EC (European Union Directive).

(ii) “Patheon Manufacturing Equipment” shall mean any equipment, other than the Flexion Manufacturing Equipment, necessary to Manufacture the Product including as more fully set forth in Schedule 2.9 attached hereto, waste handling systems and all building infrastructure and any and all improvements or additions made thereto, as approved in writing by Flexion.

(iii) Patheon, acting as Flexion’s agent, shall purchase the Flexion Manufacturing Equipment on Flexion’s behalf and pursuant to Flexion’s written instruction. The inclusion of items of Flexion Manufacturing Equipment in Schedule 2.9, as may be amended by agreement from time to time, shall constitute written instruction to purchase. Title to all Flexion Manufacturing Equipment will be held by Flexion unless otherwise set forth in Schedule 2.9. Title to all Patheon Manufacturing Equipment will be held by Patheon.

(iv) Patheon is authorized to use the Flexion Manufacturing Equipment solely for the purposes of performing the Manufacturing Services for Flexion.

(v) During the Term, Flexion shall be responsible for additions and replacement cost of any Flexion Manufacturing Equipment and Patheon Manufacturing Equipment.

(vi) During the Term, Patheon shall, at its sole cost and expense, subject to this subsection (vi), provide all Maintenance for the Equipment and Facilities. Notwithstanding the foregoing, with respect to the Flexion Manufacturing Equipment and Patheon Manufacturing Equipment, Maintenance does not include (A) the cost of spare parts, (B) Equipment breakdowns caused by any reason outside of Patheon’s reasonable control (other than breakdowns caused by Patheon’s negligence or failure to maintain the Equipment in accordance with the applicable Equipment Standard Operating Procedures of Patheon or the manufacturer’s terms of operation and recommended procedures), or (C) specialized maintenance services not within Patheon’s technical expertise or that requires specialist equipment, in each case where Patheon is required to utilize a Third Party contractor. Patheon’s costs associated with such spare parts and Third Party contractors will be reimbursed by Flexion as a Bill Back Item. Patheon shall not be liable for ordinary wear and tear of the Flexion Manufacturing Equipment or Patheon Manufacturing Equipment; Patheon shall only be liable for the repair or replacement of any damage caused to such Equipment where such damage arises due to its negligence or willful misconduct or its failure to maintain Equipment pursuant the applicable Equipment Standard Operating Procedures of Patheon or the manufacturer’s terms of operation and recommended procedures. Throughout the Term of this Agreement, Patheon shall maintain property insurance on Flexion Manufacturing Equipment in the amount equal to the replacement value of such Equipment.

(b) For changes to the Specifications, Quality Agreement, Flexion’s Manufacturing Process, the Equipment, the Services to be provided pursuant hereto or the formulation of the Product that are required by Applicable Law (collectively, “Required Manufacturing Changes”), Patheon and Flexion shall cooperate to promptly make such changes within the required timeline.

(c) For changes to the Specifications, Quality Agreement, Flexion’s Manufacturing Process, the Equipment, the Services to be provided hereto or the formulation of the Product that are not Required Manufacturing Changes (collectively, “Discretionary Manufacturing Changes”), Patheon and Flexion must each agree to any Discretionary Manufacturing Changes and shall cooperate in making such changes, and each agrees that it shall not unreasonably withhold, condition or delay its consent to such Discretionary Manufacturing Changes.

(d) Notwithstanding the foregoing, all internal and external costs, including, without limitation, costs of obsolete Materials, work-in-process and Product (i) associated with Required Manufacturing Changes shall be borne by Flexion, and (ii) all such costs associated with Discretionary Manufacturing Changes shall be agreed between the Parties; provided that, in each case, all such costs shall be commensurate with costs common in the industry for the types of changes being made.

(e) In the event that Flexion changes the Specifications, Quality Agreement, Flexion’s Manufacturing Process, the Equipment, the Services to be provided hereto or the formulation of the Product, or consents to any change by Patheon, Patheon shall provide to Flexion at Flexion’s cost as an Additional Service any such documentation or other information with respect thereto as they relate to the Manufacturing Services as Flexion may reasonably request in order to obtain or maintain any Regulatory Approval or comply with GMP or other Applicable Law.

2.10 Phase I Filling Space Option.

(a) Prior to the Phase III Manufacturing Suite Clearance Date, Patheon shall provide the Manufacturing Services utilizing the Phase I Filling Space and Phase II Manufacturing Space. During this period, the Phase I Filling Space Fee set forth in Schedule 2.1(a) shall be payable if a period of […***…] has elapsed after the date on which Flexion submitted for approval to the FDA or other applicable Regulatory Authority for the Manufacture of Product in the Phase III Manufacturing Suite for commercial sale in the Territory. The Phase I Filling Space Fee shall cease to be payable on the Phase III Manufacturing Suite Clearance Date unless Flexion exercises the Phase I Option.

(b) After the Phase III Manufacturing Suite Clearance Date, (1) Patheon will provide the Manufacturing Services set forth herein utilizing the Phase II Manufacturing Space and Phase III Manufacturing Suite and (2) Flexion shall have the option to elect to have Patheon continue to provide the Manufacturing Services utilizing the Phase I Filling Space for all or any portion of the remaining Term (the “Phase I Option”), provided that, (i) Flexion pays the Phase I Filling Space Fee set forth in Schedule 2.1(a) commencing after election of the Phase I Option, and (ii) the Phase I Option shall cease to be applicable if Flexion does not exercise the Phase I Option within […***…] from Patheon’s notice to Flexion that […***…]. After the Phase III Manufacturing Suite Clearance Date, Patheon shall have no obligation to provide the Manufacturing Services utilizing the Phase I Filling Space unless Flexion has exercised the Phase I Option in accordance with this Section 2.10(b).

(c) The extent of the use of the Phase I Filling Space for the Manufacturing Services shall be at Flexion’s sole discretion both prior to and after the Phase III Manufacturing Suite Clearance Date except that the Parties acknowledge that the Phase I Filling Space will […***…] after the Phase III Manufacturing Suite Clearance Date. The Parties shall discuss and agree […***…] in good faith but any associated costs or fees would be payable by […***…].

(d) For purposes of this Section 2.10, the “Phase III Manufacturing Suite Clearance Date” shall mean the date upon which, in Flexion’s sole discretion, the FDA or other applicable Regulatory Authority, has approved or will allow the Product to be Manufactured in the Phase III Manufacturing Suite for commercial sale in the applicable Territory.

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ARTICLE III. REGULATORY, ACCESS, AND OTHER MATTERS

3.1 Quality Agreement. Within […***…] of the Effective Date, the Parties shall enter into a mutually agreed upon quality agreement (“Quality Agreement”). If the is any inconsistency between this Agreement and the Quality Agreement, the terms of the Quality Agreement shall control solely with respect to quality issues, and this Agreement shall control with respect to all other issues.

3.2 Release. All Product shall be released in accordance with the terms of the Quality Agreement.

3.3 Maintenance of Facility.

(a) Patheon shall Manufacture the Product […***…] at the Facility, unless Flexion has granted prior written consent to Manufacture the Product at any other facility, such consent to be granted by Flexion in its sole discretion.

(b) Subject to Section 2.9(b)-(d), Patheon shall ensure that any and all necessary licenses, registrations, and Regulatory Authority approvals have been obtained in connection with the Facility and Equipment used in connection with the Manufacture of the Product by Patheon.

(c) Subject to Section 2.9, Patheon shall maintain the Facility and Equipment in a state of repair and operating efficiency consistent with the requirements of the Specifications, the Regulatory Approvals, Flexion’s Manufacturing Process, GMP, and all other Applicable Law. Prior to each use of Equipment in Manufacturing the Product, Patheon shall ensure that such Equipment is cleaned and consistent with any procedures reasonably established by Flexion and notified to Patheon, the Specifications, the Regulatory Approvals, Flexion’s Manufacturing Process, GMP, and all other Applicable Law. Without limitation of the foregoing, Patheon agrees to implement, in connection with the Manufacture of the Product, quality assurance and quality control procedures, including validation protocols and process change procedures that are reasonably satisfactory to Flexion.

(d) Patheon shall maintain in the Facility an adequate GMP and temperature controlled area for the Product, all intermediates thereof, and Materials used in Manufacturing the Product in accordance with the Specifications, the Regulatory Approvals, Flexion’s Manufacturing Process, any risk mitigation plan, the Quality Agreement, GMP, and all Applicable Law. All Product, intermediates and Materials (as applicable) shall be held by Patheon in a GMP and temperature controlled area (on a separate pallet and SAP reference from other products) until delivery to Flexion.

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(e) Patheon shall only use qualified disposal services or sites that have appropriate environmental and operating permits and are in compliance with the Quality Agreement and Applicable Law.

3.4 Flexion On Site Representatives; Project Managers. For so long as Patheon is obliged to Manufacture and supply the Products for Flexion, Flexion shall have the right at all times throughout the Term to have […***…] representatives present (or other number as reasonably requested by Flexion after discussion by the members of the Steering Committee) (each, a “Flexion On Site Representative”) in that portion of Patheon’s Manufacturing facilities that is being used to Manufacture the Product or store Materials to observe the procedures and processes used to Manufacture the Product. Subject to the following sentence, such representatives shall have full access to the Manufacturing Suite and to all non-financial records that relate to the Product, the Materials and Bill Back Items. Patheon shall provide reasonable (semi-permanent) on-site accommodations at the Facility for the Flexion On Site Representatives (e.g., office space). For the avoidance of doubt, the term “non-financial records” as used in this Agreement does not include the Reports (defined in Section 3.11 below). Flexion On Site Representatives shall be appropriately trained by Flexion (e.g. GMP training) and shall observe at all times Patheon’s policies and procedures (as amended from time-to-time) as they pertain to the Facility, including policies relating to health and safety and compliance with GMP, and comply with all reasonable directions of Patheon in relation to the same; provided that Flexion is given notice of such policies and given a reasonable period of time to review and implement such policies. Patheon may refuse or limit in its sole discretion at any time admission to the Facility by any Flexion On Site Representative who fails to observe such policies or comply with such reasonable directions. For the avoidance of doubt, Flexion On Site Representatives shall have (i) no management authority over any Patheon employee and (ii) no authority to conclude contracts on behalf of Flexion. Patheon and Flexion will each appoint a project manager (each, a “Project Manager” and, together, the “Project Managers”), who will meet as needed to resolve any issues or problems arising in the performance of this Agreement. Flexion’s Project Manager may be one of the Flexion On Site Representatives.

3.5 Notification of Regulatory Inspections. Patheon shall notify Flexion by telephone within […***…], and in writing within […***…], after learning of any proposed or unannounced visit or inspection of any part of the Facility by any Regulatory Authority, including the Occupational Safety and Health Administration or any equivalent governmental agencies of the country of Manufacture, and shall permit Flexion or its agents to be present at the Facility to support Patheon during such visit or inspection if it, directly or indirectly relates to the Product or Manufacturing Suite or may reasonably be expected to adversely affect the Product or the Manufacturing Suite. For the avoidance of doubt the responsibility for conducting the inspection rests with Patheon. Flexion personnel will be permitted to take part in the inspection where this participation is directly requested either by the authorized agent of the Regulatory Authority or by Patheon. Patheon shall provide to Flexion in so far as it, directly or indirectly, affects the Product or the Manufacturing Suite or may reasonably be expected to adversely affect the Product or the

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Manufacturing Suite, either a copy of any report and other written communications received from such Regulatory Authority in connection with any visit or inspection, including the Form 483 observations and responses or any equivalent form under Applicable Law. Such copy or summary shall be provided to Flexion within […***…] business days of Patheon’s receipt thereof (and may be redacted as Patheon acting reasonably deems necessary to protect the confidentiality of matters not affecting, or not reasonably likely to affect, the Product or the Manufacturing Suite which are confidential to Patheon or to other clients of Patheon). Flexion shall have the right to review and comment on any communications with such Regulatory Authority pertaining to such inspection as set forth in Section 3.15.

3.6 Manufacturing Records. Patheon shall maintain, or cause to be maintained, (a) all records necessary to comply with GMP and all other Applicable Law relating to the Manufacture of Product, (b) all Manufacturing records, standard operating procedures, equipment log books, batch records, laboratory notebooks, and all raw data relating to the Manufacturing of the Product, and (c) such other records as Flexion may reasonably require in order to ensure compliance by Patheon with the terms of this Agreement. The template, form and style of all records referred to herein are the exclusive property of Patheon; Flexion Proprietary Information and all Product-specific related information contained in these records shall be deemed Proprietary Information of Flexion and be retained for such period as may be required by GMP and all other Applicable Law or for such longer period as Flexion may reasonably require.

3.7 Compliance with Applicable Laws. Patheon shall comply and shall cause each of subcontractors and its Materials and Bill Back Items suppliers to comply with the Quality Agreement, GMP and Applicable Law in carrying out the Manufacturing of the Product and its other duties and obligations under this Agreement. Should during the Term of this Agreement a change or changes in Applicable Law lead to Patheon (a) providing services not originally contemplated by Patheon, or (b) incurring increased costs in order to comply with said change or changes, any such services or costs (to the extent pertaining to the Product or related to Flexion’s Manufacturing Process or Flexion Manufacturing Equipment) shall constitute an Additional Service subject to mutual written agreement of the Parties.

3.8 Compliance Audits. Flexion and its designated representatives shall have the right to audit all applicable non-financial records of Patheon for the purpose of determining Patheon’s compliance with the obligations set forth in this Agreement and the Technical Transfer Agreement, including Sections 2.2(a) and 6.2 of this Agreement, and the terms of any Purchase Order. Such audit right shall include the right to inspect: (a) the Materials used in the Manufacture of the Product, (b) the holding facilities for such Materials and Product, (c) the Equipment used in the Manufacture of the Product, (d) all non-financial records relating to the Manufacturing Suite and the Manufacturing of the Product (subject to any other restrictions set forth in this Agreement) and (e) all other documentation set forth in the Quality Agreement. Flexion shall provide Patheon with reasonable prior advance notice of its intention to conduct such audit and the Parties will determine a mutually agreeable date for such audit.

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Flexion shall include no more than […***…] of Flexion’s representatives in each such audit, with each such audit lasting no more than […***…] days without Patheon’s prior written consent. Flexion may exercise its audit rights under this Section 3.8 no more than […***…] per calendar year; provided that, in the event any of the following circumstances arise, Flexion may elect and Patheon shall permit Flexion to conduct additional audits in a timely manner: (i) where there is the occurrence of a condition or event relating to the Materials or any Product which constitutes a serious health risk; (ii) where either Party has received correspondence or a report from a Regulatory Authority pointing out a deficiency in the Product by or on behalf of Patheon; (iii) where the Specifications have not been complied with or there is otherwise evidence that compliance with the Specifications is at risk; or (iv) in the event of a recall related to the Product. The Steering Committee will discuss the findings of any audit conducted by Flexion under this Section 3.8 and shall mutually agree upon a plan to remedy any issues identified by Flexion in such audit and Patheon shall use commercially reasonable efforts to implement such plan in a timely manner. Patheon will support the first Product approval, including its inspection if required, of the FDA or equivalent regulatory launch for other jurisdictions (where applicable) (a “PAI”) (including one mock-readiness review and efforts conducted with Flexion representatives in advance of such inspection). Patheon will be prepared for the successful completion of the PAI with respect to the Manufacturing of the Product at the Facility a minimum of […***…] in advance of the anticipated date of the PAI and Patheon will cooperate with Flexion to prepare for and to complete the PAI in accordance with guidelines and requirements set forth by the applicable Regulatory Authority. Additional support (including, without limitation, subsequent regulatory launches or Product approval inspections/resulting reports for other jurisdictions) will be subject to additional fees.

3.9 Inventory Reviews. Without limiting the foregoing, Flexion shall have the right, with Patheon’s assistance, to conduct an annual inventory count of the Materials and of the Products. Following an audit or inventory, Flexion may discuss its observations and conclusions with Patheon, and Patheon shall promptly implement such corrective actions after notification thereof by Flexion. In the event the Parties are unable to agree upon whether or not corrective actions are necessary, such dispute shall be resolved pursuant to the terms of Section 10.9.

3.10 Product Inquiries and Complaints.

(a) With respect to Products Manufactured by Patheon, each Party will promptly (as may be further defined in the Quality Agreement) submit to the other Party any Product safety and efficacy inquiries, Product quality complaints, and adverse drug event reports received by such Party, together with all available evidence and other information relating thereto, in accordance with procedures to be agreed upon by the Parties. Except as otherwise required by, or to comply with, Applicable Law or the terms of this Agreement, Flexion, as the Party holding the applicable Regulatory Approval, will be responsible for investigating

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and responding to all such inquiries, complaints, and adverse events regarding the Product, and reporting to the FDA or any other Regulatory Authority.

(b) Pursuant to a reported complaint or adverse drug event pertaining to the Products Manufactured by Patheon, if the nature of the reported complaint or adverse drug event requires testing, Patheon will, upon Flexion’s request and approval, perform analytical testing of corresponding Product complaint or retention samples and provide the results thereto to Flexion as soon as reasonably practicable, but no later than […***…] days after Flexion’s request. Such testing shall be performed using approved testing procedures as set forth in the applicable Regulatory Approval or the Quality Agreement. If such analytical testing concludes that the reported complaint or adverse drug event was the result of a Patheon Nonconformance, Patheon shall reimburse Flexion for […***…] associated with such complaint or adverse drug event and incurred by Flexion with respect to such nonconforming Product, including […***…]. Costs of recalls will be dealt with in accordance with Section 3.12. If such analytical testing concludes that the reported complaint or adverse drug event was not the result of a Patheon Nonconformance, Flexion shall compensate Patheon for all costs associated with such complaint or adverse drug event and incurred by Patheon with respect to such nonconforming Product, including costs of recalls, market withdrawals, returns, and destruction.

(c) If the Parties disagree as to which Party is responsible, Patheon and Flexion representatives shall attempt to resolve such dispute. If the representatives cannot resolve such dispute within […***…] days, the retention samples shall be submitted by Patheon and Flexion to an Expert and Section 2.8 shall apply.

3.11 Reports. Prior to the start of Patheon’s commercial Manufacture of the Product (or as reasonably requested by Flexion prior to such date), Patheon and Flexion will work together in good faith to develop and agree upon Patheon’s ordinary course reporting obligations. Such reports (“Reports”) will include those reports as necessary for Flexion to (a) manage Product inventory; (b) manage its financial close and reporting; (c) monitor on-going Product and process performance for its internal analysis and reporting; and (d) comply with Applicable Law. Patheon will deliver such reports via electronic delivery methods, including by utilizing Patheon’s existing IT systems as practicable.

3.12 Product Recalls.

(a) In the event (i) any Regulatory Authority issues a request, directive, or order that Product be recalled, (ii) a court of competent jurisdiction orders such a recall, or (iii) Flexion as holder of the applicable Regulatory Approval shall reasonably determine that Product should be recalled, withdrawn, or a field

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correction issued, the Parties shall take all appropriate corrective actions, and shall cooperate in the investigations surrounding the recall. In the event that Flexion determines that Product should be recalled, to the extent reasonably possible, Flexion shall consult with Patheon prior to taking any corrective actions. In the event of any Product recall, withdrawal, or field correction resulting from a Patheon Nonconformance, Patheon shall bear […***…] associated with such recall, withdrawal, or field correction, which shall include […***…] of the recalled Product and all other […***…] incurred in connection with such recall, plus […***…] incurred by Flexion with respect to such Product. In all other circumstances, all costs associated with any Product recall, withdrawal, or field correction shall be borne by Flexion.

(b) If there is any dispute concerning which Party’s acts or omissions gave rise to such recall of Product, Patheon and Flexion representatives shall attempt to resolve such dispute. If the representatives cannot resolve such dispute within […***…] days, the matter shall be submitted by Patheon and Flexion to an Expert and Section 2.8 shall apply.

3.13 Payment Audits.

(a) Upon […***…] days’ prior written notice, Flexion may audit any Third Party invoices subsequently invoiced to Flexion pertaining to Patheon’s provision of Equipment, Materials, Bill Back Items and Additional Services hereunder; provided, however, that Flexion will not be entitled to more than one audit during any […***…] period. Such audits will be conducted during normal business hours, without undue disruption to Patheon’s business, and may be conducted by Flexion, or by an independent public accounting firm designated by Flexion who is bound by confidentiality obligations at least as stringent as those set forth in the Confidentiality Agreement. Except as hereinafter set forth, Flexion will bear the full cost of the performance of any such audit.

(b) If, as a result of any audit described in Section 3.13(a), it is shown that the payments or credits from one Party to the other under this Agreement with respect to the period of time audited were less than or more than the amount that should have been paid or credited, then the Parties will reconcile the amounts owed by each Party to the other. In addition, if such audit demonstrates that Patheon has overcharged Flexion hereunder by more than […***…]% for the period audited, then Patheon will also reimburse Flexion for its documented reasonable out-of-pocket costs and expenses incurred in connection with the audit.

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3.14 Subcontractors. Prior to subcontracting any of Patheon’s obligations hereunder, Patheon will notify Flexion (1) in advance of engaging a proposed subcontractor that directly relates to the Manufacture of the Product and will obtain Flexion’s prior written approval of each such subcontractor, and (2) within six (6) months, of all other subcontractors so engaged. The terms of any subcontract directly relating to the Manufacture of the Product will be in writing and will be consistent with this Agreement, including (i) the confidentiality obligations set forth in Article VII, (ii) the representations and warranties of Patheon in Section 6.3, and (iii) compliance with Applicable Law as required hereunder. No subcontracting will release Patheon from its responsibility for its obligations under this Agreement and Patheon will be responsible for the work and activities of each such subcontractor as they relate to performance of Patheon’s obligations under this Agreement, including compliance with the terms of this Agreement.

3.15 Regulatory Filing Obligations. Except as otherwise set forth in this Agreement or the Technical Transfer Agreement, each Party will be responsible for all routine filings and communications with Regulatory Authorities (“Regulatory Filings”) required with respect to such Party’s Regulatory Obligations hereunder. “Regulatory Obligations” shall mean: (i) with respect to Flexion, any Regulatory Filings pertaining to the Product, Flexion’s Manufacturing Process, and filling and packaging processes and procedures; and (ii) with respect to Patheon, any Regulatory Filings pertaining to the Facility, including in connection with a Facility inspection by a Regulatory Authority (e.g., those described in Section 3.5). For the avoidance of doubt, Flexion shall have the sole responsibility and Regulatory Obligation for the filing of all documents with all applicable Regulatory Authorities, and to take any other actions that may be required, for the receipt of Regulatory Approval for the development or commercial manufacture of the Product. Flexion shall provide Patheon with a copy of any Regulatory Approval directly relevant to this Agreement on request including any Regulatory Approval required for the storage, receipt or distribution of the Product by Flexion or its designee.

(a) Cooperation. Each Party (“Non-Filing Party”) will provide reasonable assistance and cooperation to the other Party (“Filing Party”) in the connection with the Filing Party’s Regulatory Obligations consistent with the terms of this Section 3.15 and the Non-Filing Party’s obligations under this Agreement. The Filing Party shall notify the Non-Filing Party in writing of any written communications received by the Filing Party from a Regulatory Authority related to the other Party’s Regulatory Obligations within […***…] business days after receipt thereof. The Filing Party shall consult with the Non-Filing Party concerning the response of the Filing Party to each such communication, unless such filing is not relevant to the Non-Filing Party’s Regulatory Obligations.

(b) Verification of Data. Prior to filing any documents or communications with a Regulatory Authority that incorporate or uses data generated by the Non-Filing Party or otherwise relate to the Non-Filing Party’s Regulatory Obligations, the Filing Party will give the Non-Filing Party a draft of

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such document or communication (“Initial Draft”) to give the Non-Filing Party the opportunity to verify the accuracy and regulatory validity of such Initial Draft. The Non-Filing Party shall be given a minimum of […***…] calendar days to review the Initial Draft, but the Parties may mutually agree to a different time for the review as needed under the circumstances. The Initial Draft may be redacted by the Filing Party as reasonably deems necessary to protect the confidentiality of matters not affecting the Non-Filing Party or which are confidential to the Filing Party or to other clients or customers of the Non-Filing Party. The Parties agree that in reviewing the Initial Draft, the Non-Filing Party’s role will be limited to verifying the accuracy of the description of its Regulatory Filing Obligations or accuracy of its data or information in the Initial Draft. Notwithstanding the forgoing, nothing in this Section 3.15(b) shall be deemed to limit a Party’s ability to make any filing with, or otherwise communicate with, any Regulatory Authority if such Party reasonably determines that such filing or communication is legally required and must be made in an expedited manner and consultation with the other Party as provided herein is not reasonably possible.

(c) Inaccuracies. If the Non-Filing Party determines that any of its data or information in the Initial Draft is inaccurate or any other errors relating to the Non-Filing Party’s Regulatory Obligations, the Non-Filing Party will notify Filing Party in writing of such inaccuracy and provide a recommendation to remediate the Initial Draft. Such notice shall also include documentation and data sufficient to substantiate the Non-Filing Party’s claim that the Initial Draft is inaccurate to the Filing Party’s reasonable satisfaction. The Non-Filing Party shall provide comments to the Initial Draft no later than […***…] days prior to the required filing date with the applicable Regulatory Authority. If the Non-Filing Party does not provide comments or notify the Filing Party of inaccuracies within such […***…] day period, the Non-Filing Party will be deemed to have approved any data or language related to its Regulatory Obligations in the Initial Draft. The Filing Party shall be required to incorporate the Non-Filing Party’s recommendations to the extent they directly relate to an error in the Non-Filing Party’s data or information or the Non-Filing Party’s Regulatory Filing Obligations. The Parties will work together in good faith to resolve any inaccuracies contained in the Initial Draft as soon as practicable under the circumstances to prevent a delay or postponement of such filing (or any related inspections by such Regulatory Authority to which the filing relates). Any on-going disagreement regarding the Deficiencies shall be escalated to the Steering Committee for resolution on an expedited basis.

(d) Responsibilities. Patheon shall deliver a copy of the final version of the filing to Flexion at least […***…] days prior to the required filing date. Flexion shall deliver a copy of the final version of the filing to Patheon promptly after the required filing date. Subject to the foregoing, the Non-Filing

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Party will not assume any responsibility for the accuracy of any other materials submitted by the Filing Party to a Regulatory Authority in connection with this Agreement. Except as otherwise set forth in this Agreement or the Technical Transfer Agreement, the Filing Party is solely responsible for the preparation and filing of any materials required by a Regulatory Authority with respect to such Party’s Regulatory Filing Obligations hereunder and any relevant costs will be borne by the Filing Party.

ARTICLE IV. FEES AND INVOICING

4.1 General. (a) Patheon shall invoice Flexion for all applicable fees and charges incurred by Patheon as set out in this Agreement or the Technical Transfer Agreement. (b) All invoices shall be sent electronically to […***…]. Payment shall be due thirty (30) days after receipt by Flexion of an undisputed invoice. All payments from Flexion to Patheon hereunder shall be in British Pounds (GBP).

4.2 Late Fees. In relation to all invoices issued by Patheon pursuant to this Agreement, if Flexion fails to make any payment due to Patheon by the due date for payment, then, without limiting Patheon’s remedies under ARTICLE VIII or at law, Patheon may charge interest on past due accounts at […***…]% per month which is equal to an annual rate of […***…]%.

4.3 Disputed Invoices. If Flexion disputes any portion of an invoice, (a) Flexion shall provide Patheon with written notice of the disputed portion within […***…] business days of receipt by Flexion of Patheon’s invoice and its reasons therefor and shall not be obliged to pay such disputed portion unless and until such disputed portion is determined to be due and owing, and (b) Patheon shall cancel such invoice and issue a new invoice reflecting the undisputed invoiced amount, which shall be paid by Flexion within […***…] days. The Parties shall use good faith efforts to resolve the dispute regarding the disputed amount promptly, and if the Parties agree that a balance is due, Patheon shall issue an invoice for such balance, and payment shall be due […***…] days after receipt of such invoice. In the event of any inconsistency between an invoice and this Agreement, the terms of this Agreement shall control.

4.4 Taxes.

(a) Subject to (b) and (c) below, Patheon will bear all Taxes however designated as a result of the provision of the Services under this Agreement.

(b) Flexion acknowledges that it will be responsible for all Taxes that arise in respect of the following:

(i) The acquisition of the Flexion-Supplied Materials.

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(ii) The acquisition of the Flexion Manufacturing Equipment.

(c) Any payment due under this Agreement for the provision of Services to Flexion by Patheon is exclusive of value added or equivalent tax in any other jurisdiction, including any related interest and penalties (hereinafter all referred to as “VAT”). If any VAT is payable on a Service supplied by Patheon to Flexion under this Agreement, this VAT will be added to the invoice amount and will be for the account of (and reimbursable to Patheon by) Flexion. Where applicable, Patheon will use its reasonable commercial efforts to ensure that its invoices to Flexion are issued in such a way that these invoices meet the requirements for deduction of input VAT by Flexion, to the extent permitted by law to do so.

(d) Flexion acknowledges that all amounts due in respect of any fees payable by Flexion under this Agreement shall be paid in full without any set-off, counterclaim, deduction or withholding in respect of any Tax liabilities.

ARTICLE V. INTELLECTUAL PROPERTY

5.1 Ownership.

(a) Flexion shall maintain ownership and Control of all of its technology and intellectual property rights existing prior to the Effective Date (“Existing Flexion Intellectual Property”).

(b) Patheon shall maintain ownership and Control of all of its technology and intellectual property rights existing prior to the Effective Date (“Existing Patheon Intellectual Property”).

(c) Existing Flexion Intellectual Property shall include and Flexion shall own all right, title, and interest in and to (i) the Product, (ii) the Specifications, and (iii) Flexion’s Manufacturing Process.

(d) Existing Patheon Intellectual Property shall include and Patheon shall own all right, title, and interest in and to the Patheon Manufacturing Equipment as of the Effective Date.

(e) Flexion shall own all right, title, and interest in and to, all intellectual property (specifically including inventions and patents and patent applications therefor) with respect to, and any data with respect to:

(i) (A) any improvement of, modification of, change of, enhancement of, new indication for, new formula for, new formulation for, new ingredients for, new dosage for, new dosage strength for, new means of delivery for, or new labelling or packaging for, the Product (“Flexion Product Improvements”); (B) any improvement of, modification of, change of, or enhancement of the Specifications (“Flexion Specification Improvements”); (C) any improvement of, modification of, change of, enhancement of, new process for, new procedure for, or new step related to Flexion’s Manufacturing Process (“Flexion Manufacturing Process Improvements”); and (D) any improvements of, modification of, change of or enhancement of Flexion Manufacturing Equipment (the “Flexion Manufacturing Equipment Improvements”) in each of case (A), (B), (C) and (D) , (1) that is developed, conceived, or created after the Effective Date specifically as a result of or in connection with this Agreement, including Patheon’s Manufacturing of the Product hereunder, (2) whether or not patentable, (3) whether developed, conceived, or created by employees of, or consultants to, Flexion or Patheon, alone or jointly with each other or with permitted Third Parties (including permitted sublicensees and subcontractors), and (4) that has specific applicability, meaning it does not have applicability to products other than the Product, to the Product, Specifications, Flexion’s Manufacturing Process or the Flexion Manufacturing Equipment as applicable (together the Flexion Specification Improvements, Flexion Product Improvements, Flexion’s Manufacturing Process Improvements and the Flexion Manufacturing Equipment Improvements shall be referred to as the “Flexion Specific Improvements”);

(ii) any improvement of, modification of, change of, enhancement of manufacturing, processing, formulating, filling, labelling or packaging technology or equipment which is (x) developed, conceived, created, generated or derived after the Effective Date by Patheon, alone or jointly with Flexion or other permitted Third Parties (including permitted sublicensees) specifically as a result of or in connection with this Agreement, and (y) of generic application to the Product, meaning it has application to or utility in relation to a range of products which includes the Product (“Non-Specific Improvement”)(the Flexion Specific Improvements and the Non-Specific Improvements are together “Flexion Improvements”); and

(iii) any inventions, know how or other intellectual property developed, conceived, or created by Flexion, alone or jointly with Third Parties (other than Patheon or its Affiliates, or their respective employees and consultants), in the course of conducting activities outside the scope of this Agreement and without any use of any Existing Patheon Intellectual Property, Patheon Independent Manufacturing Equipment Improvements and/or Patheon Non-Applicable Inventions (as defined hereunder).

(f) Patheon shall own all right, title, and interest in and to, all intellectual property (specifically including inventions and patents and patent applications therefor) with respect to, and any data with respect to:

(i) any improvement of, modification of, change of, enhancement of Patheon’s Manufacturing Equipment, (1) that is developed, conceived, or created as a result of or in connection with this Agreement, including Patheon’s Manufacturing of the Product hereunder, (2) whether or not patentable, (3) whether developed, conceived, or created by employees of, or consultants to, Flexion or Patheon, alone or jointly with each other or with permitted Third Parties (including permitted sublicensees), and (4) that is of generic application rather than a specific solution that only has applicability to the Product, (“Patheon Independent Manufacturing Equipment Improvements”);

(ii) any inventions, know how or other intellectual property developed, conceived, or created by Patheon, alone or jointly with Flexion or other permitted Third Parties (including permitted sub-licensees), in the course of conducting activities under the scope of this Agreement where such inventions know how or other intellectual property have no applicability to the Product, the Specifications, Flexion’s Manufacturing Process or the Flexion Manufacturing Equipment (“Patheon Non-Applicable Inventions”) (together the Patheon Independent Manufacturing Equipment Improvements and the Patheon Non-Applicable Inventions are together “Patheon Improvements”); and

(iii) any inventions, know how or other intellectual property developed, conceived, or created by Patheon, alone or jointly with Third Parties, in the course of conducting activities outside the scope of this Agreement and without any use of any Existing Flexion Intellectual Property or Flexion Specific Improvements.

(g) Patheon shall, and shall cause its Affiliates to, promptly disclose in writing and in reasonable detail to Flexion any Flexion Improvements developed, conceived, or created by employees, consultants, or subcontractors of Patheon or its Affiliates, alone or jointly with employees, consultants or subcontractors of Flexion or its Affiliates. Such written notice will be treated as the Proprietary Information of Flexion hereunder.

(h) Flexion shall, and shall cause its Affiliates to promptly disclose in writing and in reasonable detail to Patheon any potential Patheon Improvement and any Flexion Non-Specific Improvements developed, conceived, or created by employees, consultants, or subcontractors of Flexion or its Affiliates, alone or jointly with employees, consultants, or subcontractors of Patheon or its Affiliates. Such written notice in relation to Patheon Improvements will be treated as the Proprietary Information of Patheon hereunder.

(i) The Specifications, Flexion’s Manufacturing Process, and any and all information or material related to the Existing Flexion Intellectual Property, and Flexion Improvements shall constitute Proprietary Information of Flexion, which shall be deemed the disclosing Party with respect to such Proprietary Information and shall be subject to the provisions of Article VII of this Agreement.

(j) Patheon’s Manufacturing Equipment and any and all information or material related to the Existing Patheon Intellectual Property and Patheon Improvements shall constitute Proprietary Information of Patheon, which shall be deemed the disclosing Party with respect to such Proprietary Information.

(k) Patheon shall, and shall cause its Affiliates, to disclose in writing and in reasonable detail to Flexion prior to the implementation of any such Patheon Improvement or Non-Specific Improvement into the Manufacturing Services or any potential Patheon Improvements or Non-Specific Improvements and Flexion shall, in its sole discretion, decide whether such improvement shall be used in the Manufacture of the Product. Such written notice will be treated as the Proprietary Information of Patheon hereunder.

(l) Patheon agrees to, and hereby does, and shall cause each of its employees, consultants, and Affiliates (collectively with Patheon, the “Patheon Assignors”) to assign to Flexion all right, title and interest in and to the Flexion Improvements developed, conceived or created by such Patheon Assignors, alone or jointly with others including all intellectual property rights associated therewith. Upon Flexion’s request and at Flexion’s sole expense, Patheon shall, and shall use commercially reasonable efforts to cause each Patheon Assignor to, assist Flexion or anyone Flexion reasonably designates in preparing, filing, prosecuting, obtaining, enforcing or defending patent, copyright or other intellectual property application or grant of right issuing therefrom in any and all countries in the world.

(m) Flexion agrees to, and hereby does, and shall cause each of its employees, consultants, and Affiliates (collectively with Flexion, the “Flexion Assignors”) to assign to Patheon all right, title and interest in and to the Patheon Improvements developed, conceived or created by such Flexion Assignors, alone or jointly with others including all intellectual property rights associated therewith. Upon Patheon’s request and at Patheon’s sole expense, Flexion shall, and shall use commercially reasonable efforts to cause each Flexion Assignor to, assist Patheon or anyone Patheon reason ably designates in preparing, filing, prosecuting, obtaining, enforcing or defending patent, copyright or other intellectual property application or grant of right issuing therefrom in any and all countries in the world.

5.2 Licenses.

(a) Flexion hereby grants to Patheon a fully paid-up worldwide, non-exclusive license, under Flexion’s entire right, title, and interest in and to the Existing Flexion Intellectual Property for Patheon to Manufacture the Products solely pursuant to the terms of this Agreement.

(b) Flexion hereby grants to Patheon a fully paid-up worldwide, non-exclusive license, under Flexion’s entire right, title, and interest in and to the Flexion Improvements, in each case to make Products solely pursuant to the terms of this Agreement.

(c) Flexion hereby grants to Patheon a perpetual, irrevocable, fully paid-up worldwide, exclusive license, with the right to grant sub-licences, under Flexion’s entire right, title, and interest in and to the Non-Specific Improvements for the manufacture, use, sale or supply of any and all products, except Excluded Products or any and all products which, at any time, are owned by or exclusively licensed to Flexion.

In addition, Flexion grants to Patheon a perpetual, irrevocable, fully paid-up worldwide, co-exclusive license, with the right to grant sub-licences, under Flexion’s entire right, title, and interest in and to the Non-Specific Improvements for the manufacture, use, sale or supply of any and all products which, at any time, are owned by or exclusively licensed (in terms of the right of Flexion to sell such products) to Flexion except Excluded Products.

Accordingly, notwithstanding anything to the contrary herein, Flexion retains:

(i) co-exclusively with Patheon, rights to the Non-Specific Improvements for the manufacture, use, sale or supply of any and all products which, at any time, are owned by or exclusively licensed (in terms of the right of Flexion to sell such products) to Flexion, and

(ii) exclusively, any and all rights to the Non-Specific Improvements for the manufacture, use, sale or supply of Excluded Products;

provided that, in either case (i) or (ii),

(1)	Flexion may only sublicense its rights to Non-Specific Improvements to a Third Party in conjunction with the license or assignment by Flexion of rights to manufacture, use, sell or supply a therapeutic product that is, or were prior to the assignment, owned by or exclusively license (in terms of the right of Flexion to sell such products) to Flexion; and

(2)	other than with respect to permitted assignments of this Agreement under Section 10.5A herein Flexion shall not assign or otherwise transfer its right to Non-Specific Improvements without the prior written consent of Patheon. In the event that Flexion wishes to assign any Non-Specific Improvement(s) to an Affiliate, Patheon and Flexion shall enter into a novation agreement with that Flexion Affiliate, to novate the rights and obligations hereunder in respect of such Non-Specific Improvement(s) only.

For the purposes of this Section 5.2(c), “Excluded Products” means any product which comprises as its active agent […***…]. For the avoidance of doubt, co-exclusive means that only Patheon (and its authorised sub-licensees) and Flexion (and its authorised sub-licensees) has rights in relation to the Non-Specific Improvements, such rights and the scope and nature of authorised sub-licensees being as expressly set out in this clause 5.2(c) and no wider.

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5.3 Technology Transfer. Upon the request of Flexion at any time during the […***…] period prior to expiry of this Agreement, Patheon shall, at Flexion’s cost (i) promptly disclose to Flexion or its designee any Patheon Improvement, (ii) have its representatives meet with representatives of Flexion or its designee to enable Flexion or such designee to Manufacture the Product, and (iii) provide such other assistance as Flexion may reasonably request to enable Flexion or such designee to Manufacture the Product. Flexion shall reimburse Patheon for its fees and all documented out-of-pocket expenses reasonably incurred by Patheon in connection with such technology transfer. Patheon will provide a quotation for the services which Flexion requires pursuant to this Section 5.3 as Additional Services and on acceptance by Flexion of the same, Patheon will provide the services stated therein.

5.4 Third Party Litigation. In the event that, during the Term, any Third Party institutes against Patheon any action that alleges that the Manufacture of the Product hereunder in accordance with the terms hereof infringes the intellectual property rights held by such Third Party, then, as between Patheon and Flexion, and subject to Flexion indemnifying and defending and holding harmless Patheon in relation to such action pursuant Section 9.1(a)(iv) herein, Flexion, at its sole expense, shall have the sole obligation to contest and assume discretion and control of the defense of such action, including the right to settle such action on terms determined by Flexion; provided, however, that in no event may Flexion agree to the entry of any equitable or injunctive relief that is binding on Patheon and its Affiliates without Patheon’s prior written consent, not to be unreasonably withheld or delayed. Patheon, at Flexion’s expense, shall use all commercially reasonable efforts to assist and cooperate with Flexion as reasonably request by Flexion in such action.

5.5 Licenses of Rights to Intellectual Property. The licenses granted by the Parties hereunder shall be deemed to be licenses of rights to “intellectual property” as defined Section 101 of the United States Bankruptcy Code and, in connection therewith, each Party shall have the rights set forth in Section 365(n) of the United States Bankruptcy Code in the event of any rejection or proposed rejection of this Agreement in any bankruptcy proceeding.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party as follows:

(a) Such Party (i) is duly formed and in good standing under the laws of the jurisdiction of its formation, (ii) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (iii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy,

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insolvency, or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

(b) Except for the FDA’s approval of Patheon’s manufacturing, testing, and packaging for the Product from the Manufacturing Suite, all necessary consents, approvals, and authorizations of all Regulatory Authorities, other governmental authorities, and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(c) The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not and will not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws limited partnership agreement, or other constituent document of such Party and (ii) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

6.2 Additional Representations, Warranties and Covenants, of Patheon. Patheon warrants, represents and covenants, that:

(a) (i) it has facilities, personnel, experience, and expertise sufficient in quality and quantity to perform the obligations hereunder, (ii) it shall perform its obligations in conformity with GMPs where applicable, (iii) it will comply with the Quality Agreement and comply with all agreed upon quality assurance, quality controls, and review procedures in the performance of its obligations hereunder and (iv) during the Term, the Facility will remain operational and qualified for the purpose of the Manufacture of Product under the terms of this Agreement;

(b) it has, as of the Effective Date observed and complied, and shall, during the Term and at its cost (subject to Sections 2.9(b)-(d) and Section 3.7), observe and comply, with all then-current Applicable Laws, including federal, state, and local laws, orders, regulations, rules, customs, and ordinances now in force or that may hereafter be in force, pertaining to the Facility and the performance of the Manufacturing Services and including, without limitation, (i) labor laws, orders, regulations, rules, customs, and ordinances of the country of Manufacture and (ii) those issued by the FDA pertaining to the Manufacturing Services and the Facility (but not those pertaining solely to non-Manufacturing matters relating to the Product, compliance with which shall be the responsibility of Flexion), and any laws, orders, regulations, rules, or ordinances issued in addition to, as a supplement to or as a replacement of Applicable Laws;

(c) none of it, its Affiliates, nor any Person under its direction or control, has ever been, nor will it engage suppliers which have to its actual knowledge, after due inquiry, been, (i) debarred or convicted of a crime for which a person can be debarred, under Section 335(a) or 335(b) of the FDA Act, or any equivalent Applicable Law of the country of Manufacture, (ii) threatened to be debarred under the FDA Act or any equivalent Applicable Law of the country of Manufacture or (iii) indicted for a crime or otherwise (to its actual knowledge after due inquiry) engaged in conduct for which a person can be debarred under the FDA or any equivalent Applicable Law of the country of Manufacture, and Patheon agrees that it will, within […***…], notify Flexion in the event it receives notification of any such debarment, conviction, threat or indictment. Should Patheon become aware of any actual or suspected noncompliance with the foregoing, Patheon will notify Flexion in writing of such issue within […***…]. For the purpose of this Section 6.2, suppliers and subcontractors engaged by Patheon to undertake the Manufacture of the Product shall be deemed to be under Patheon’s direction or control;

(d) none of it, its Affiliates, nor any Person under its direction or control is currently excluded from a federal or state health care program under Sections 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 or any equivalent Applicable Law of the country of Manufacture, as may be amended or supplemented;

(e) none of it, its Affiliates, nor any Person under its direction or control is otherwise currently excluded from contracting with the U.S. federal government or the government of the country of Manufacture;

(f) none of it, its Affiliates, nor any Person under its direction or control is otherwise currently excluded, suspended, or debarred from any U.S. or foreign governmental program;

(g) it shall immediately notify Flexion if, at any time during the Term, Patheon, its Affiliates, or any Person under its direction or control is convicted of an offense that would subject it or Flexion to exclusion, suspension, or debarment from any U.S. or foreign governmental program; and

(h) agrees to keep the Equipment free form all liens and encumbrances.

(i) it will not enter into any agreement or arrangement with any other Person that would prevent its ability to perform its obligations hereunder.

6.3 Warranty. Patheon warrants that, at the time of delivery of Product to Flexion: (a) such Product will have been Manufactured in accordance with the […***…]; (b) such Product will be in conformity with the

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[…***…] in accordance with the […***…] set out therein and will conform with the […***…] therefor provided pursuant to Section […***…]; (c) title to such Product will pass to Flexion as provided herein free and clear of any security interest, lien, or other encumbrance; (d) such Product will not be adulterated or misbranded within the meaning of the FDA Act as a result of a Patheon Nonconformance; and (e) such Product will not be articles that, under the provisions of the FDA Act, may not be introduced into interstate commerce as a result of a Patheon Nonconformance.

6.4 Additional Representations and Warranties of Flexion. Flexion warrants and represents that:

(a) Non-Infringement.

(i) (1) as of the Effective Date, it or its Affiliates Control all issued patents and pending patent applications set forth on Schedule 6.4(a), which patents and applications are necessary for performance of the Manufacturing Services; and (2) it has the right to authorize Patheon to use and exploit such issued patents and pending patent applications to perform the Manufacturing Services in accordance with the terms and conditions hereof;

(ii) as of the Effective Date, to the actual knowledge of Flexion’s management team, having taken all Diligent and Reasonable Steps to ascertain the same, that there are no facts or circumstances that would cause Flexion to conclude that the performance of the Manufacturing Services, in accordance with the terms and conditions hereof and using Flexion’s Manufacturing Process, or the manufacture, use, supply or other disposition of the Product by Patheon as may be required to perform its obligations under this Agreement, will result, in the infringement or misappropriation of any Third Party’s intellectual property rights;

(iii) as of the Effective Date, Flexion or its Affiliates Control and have the right to lawfully disclose the Specifications to Patheon and to authorize Patheon to use the Specification to perform the Manufacturing Services;

(iv) as of the Effective Date, there are no actions or other legal proceedings pending against Flexion and/or its Affiliates concerning the infringement of Third Party intellectual property rights related to any of the Specifications, Flexion’s Manufacturing Process, any of the Materials, or the sale, use, or other disposition by Flexion of any Product made in accordance with the Specifications.

For the purposes of part (ii) above, “Diligent and Reasonable Steps” means such steps as would normally be taken by a company of the same size and nature as Flexion for a product of

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similar market potential at a similar stage of its product life, when utilizing sound and reasonable business practice.

(b) Quality and Compliance.

(i) during the Term, the Specifications for all Products conform to all applicable GMPs and Applicable Laws;

(ii) during the Term, the Products, if labelled and manufactured in accordance with the Specifications and in compliance with the Quality Agreement, applicable GMPs and Applicable Laws may be lawfully sold and distributed in every jurisdiction in which Flexion markets the Products; and

(iii) during the Term, on the date of shipment to Patheon, any Flexion-Supplied Materials will conform to the specifications for the Flexion-Supplied Materials that Flexion has given to Patheon and the Flexion-Supplied Materials will be adequately contained, packaged, and labelled and will conform to the affirmations of fact on the container.

(c) Flexion agrees that, as a pre-condition to the adding of any country to the Territory pursuant to section 2.2(h), Flexion shall repeat the warranties above as at the date on which the country is added to the Territory.

6.5 DISCLAIMER. THE FOREGOING EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE VI ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT, AND ALL OTHER WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED BY EACH PARTY.

6.6 Legal Compliance.

(a) Patheon confirms that all licences, registrations and Regulatory Authority approvals to be obtained by Patheon pursuant to this Agreement and the Technical Transfer Agreement shall be obtained in a lawful and ethical manner.

(b) Patheon has not and shall not cause Flexion or its subsidiaries or affiliates to be in violation of any applicable U.S. export or import control or customs law or regulation, U.S. sanctions or embargoes, the U.S. Foreign Corrupt Practices Act of 1977 (as amended) (“FCPA”), the U.S. Travel Act, the UK Bribery Act of 2010 (the “UK Bribery Act”), anti-corruption and anti-kickback laws and regulations, any applicable anti-corruption laws or regulations of another country, or any other applicable law or regulation. In relation to Flexion’s business, Patheon has not and shall not directly or indirectly offer, pay, solicit, or accept any bribes, kickbacks, or other improper payments/benefits to or from any party, including, but not limited to, any employee, representative, or official of the Flexion, any government, or any state-affiliated entity. Patheon has not and shall not offer, pay, solicit, or accept any rebates or refunds in connection with the Product or Flexion’s business without informing and obtaining the written approval of Flexion in advance and ensuring that such rebate/refund is compliant with all applicable laws and regulations. Patheon has in good faith provided to Flexion accurate and complete due diligence information and materials regarding Patheon and its employees and Affiliates in response to requests by Flexion. In relation to the performance of this Agreement, Patheon shall fully cooperate with Flexion in ensuring compliance with the FCPA, the UK Bribery Act and all other applicable laws and regulations.

(c) Flexion may suspend its performance under this Agreement if Flexion reasonably suspects that Patheon has or will violate the FCPA, the UK Bribery Act or any other applicable law or regulation. Patheon shall reasonably cooperate with Flexion with any audit or questioning related thereto.

(d) Patheon understands and acknowledges that a violation of the FCPA, the UK Bribery Act or any of the terms of this Section 6.6 by Patheon or its employees, agents, or contractors shall constitute a […***…] for the purpose of Section […***…] of this Agreement.

ARTICLE VII. CONFIDENTIALITY

7.1 Confidentiality Obligations.

(a) Subject to the provisions of clauses (b), (c) and (d) below, at all times during the Term and for seven (7) years following the expiration or termination thereof, the Receiving Party (i) shall keep completely confidential and shall not publish or otherwise disclose any Proprietary Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s Representatives or Affiliates to perform such Party’s obligations hereunder (and who shall be advised of the Receiving Party’s obligations hereunder and who are bound by confidentiality obligations with respect to such Proprietary Information no less onerous than those set forth in this Agreement) and (ii) shall not use Proprietary Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations or exercising its rights hereunder. The Receiving Party shall be jointly and severally liable for any breach by any of its Representatives of the restrictions set forth in this Agreement.

(b) The Receiving Party’s obligations set forth in this Agreement shall not extend to any Proprietary Information of the Disclosing Party:

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(i) that is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of a Receiving Party or its Representatives or Affiliates;

(ii) that is received from a Third Party without restriction and without breach of any agreement between such Third Party and the Disclosing Party;

(iii) that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on use or disclosure prior to its receipt from the Disclosing Party;

(iv) that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

(v) that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without reference to the Proprietary Information of the Disclosing Party.

(c) Each Party may disclose Proprietary Information to the extent that such disclosure is:

(i) made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Proprietary Information and/or documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Proprietary Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in such response to such court or governmental order;

(ii) otherwise required by law or regulation, including the rules and regulations of any securities authority or stock exchange on which such Party’s or its Affiliate’s securities are traded, as determined in good faith by counsel for the Receiving Party and acting in accordance with Section 10.10;

(iii) made in connection with the filing or prosecution of patent rights as permitted by this Agreement;

(iv) made in connection with the enforcement of such Party’s rights under this Agreement and in performing its obligations under this Agreement;

(v) made in connection with the prosecution or defense of litigation as permitted by this Agreement;

(vi) made to Affiliates, actual and potential licensees and sublicensees, employees, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth herein; and

(vii) made to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use; and

(viii) with respect to disclosure by Flexion, made to Regulatory Authorities in connection with obtaining and maintaining any Marketing Authorization.

(d) The Parties rights and obligations regarding the filing of this Agreement with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded are set forth in Section 10.10.

(e) Subject to Patheon’s obligations with any Regulatory Authority, upon expiration or termination of this Agreement, each Party, at the request of the other, shall return all data, files, records and other materials in its possession or control containing or comprising the other Party’s Proprietary Information; provided that each Party may retain a copy of any Proprietary Information of the other Party required in order to permit a Party to exercise its rights pursuant to clause (c) above.

7.2 Injunctive Relief. Each Party acknowledges that a breach by either Party of the this ARTICLE VII may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party may be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to apply for preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this ARTICLE VII; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. Each Party agrees that the existence of any claim, demand, or cause of action of it against the other Party, whether predicated upon this Agreement, or otherwise, will not constitute a defense to the enforcement by the other Party, or its successors or assigns, of the covenants contained in this ARTICLE VII.

ARTICLE VIII. TERM AND TERMINATION

8.1 Term. This Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with the terms hereof, shall expire on the tenth (10th) anniversary of the FDA Approval Date (the “Initial Term”). Notwithstanding, by mutual agreement the Parties may commence discussions three (3) years prior to the end of the Initial Term with a view to extending the Initial Term for such period or periods as may be agreed (collectively, the Initial Term and any extensions thereof, the “Term”).

8.2 Termination. In addition to any other provision of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated as follows:

(a) Flexion may terminate this Agreement:

(i) at any time by giving Patheon one (1) month prior written notice in the event that for efficacy or safety reasons the Product is withdrawn permanently or, if not yet approved, the Product is barred from further development (in either case for reasons outside of the reasonable control of Flexion) in the United States or any other market in a country or countries of the Territory that represent eighty percent (80%) or more of Flexion’s overall Product sales including without limitation: (A) if any Regulatory Authority causes the clinical hold or permanent withdrawal of the Product, (B) failure to receive Marketing Authorization in the United States, (C) failure of the Product to achieve its primary endpoint or key secondary endpoints with respect to either of the ongoing (as of the Effective Date) Phase 2(b) and Phase 3 clinical trials, or (D) safety data which Flexion determines may have a materially adverse impact on use of the Product.

(ii) for convenience, at any time (x) prior to the FDA Approval Date, with three (3) months written notice to Patheon, and (y) after the FDA Approval Date, by giving twenty four (24) months prior written notice to Patheon; or

(iii) at any time upon written notice in the event of any material default by Patheon in the performance of any of its obligations hereunder, which material default has not been cured by Patheon within ninety (90) days after receiving written notice thereof (“Remediation Period”), provided that Patheon shall continue performing hereunder pursuant to the terms of Section 8.4 below. Flexion’s right to terminate this Agreement for a particular breach under this Section 8.2(a)(iii) may only be exercised for a period of one hundred twenty (120) days following the expiry of the Remediation Period (where the breach has not been remedied) and, if the termination right is not exercised during this period, then Flexion will be deemed to have waived its right to terminate this Agreement for such breach. For purposes of clarity, the Parties agree that a “material default” of Patheon shall have occurred if (A) Patheon shall have delivered Non-Conforming Product caused by Patheon Nonconformance with respect to three (3) batches in any one calendar year, or (B) the Facility and/or the Manufacturing

Suite violates GMP or other Applicable Law preventing the ability to continue the Manufacturing of Product for at least six (6) months.

(b) Patheon may terminate this Agreement at any time upon written notice in the event of (i) any material default by Flexion in the performance of any of its obligations hereunder, which default has not been cured by Flexion within ninety (90) days after receiving written notice thereof; or (ii) Flexion’s default of its payment obligations in accordance with ARTICLE IV which default has not been cured by Flexion within fifteen (15) days after receiving written notice thereof; provided, however, that, if Flexion fails to cure such payment default, Patheon may not terminate without first providing a second notice to the attention of Flexion’s Chief Executive Officer and an additional fifteen (15) day cure period.

(c) This Agreement may be terminated at any time by either Party immediately upon written notice to the other Party (A) pursuant to Section 10.2 in the event of a force majeure that remains uncured for the period provided in Section 10.2, or (B) if the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party proposes a written agreement of composition of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is consented to by such Party or is not dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

(d) Either Party may terminate this Agreement by giving three (3) months’ notice to the other Party if a permanent injunction is granted pursuant to a Third Party claim for intellectual property infringement in either the United Kingdom and/or the United States preventing the further sale, promotion or marketing of the Product in such country as applicable.

(e) This Agreement will automatically terminate should either Flexion or Patheon exercise its right to terminate the Technical Transfer Agreement (but not in the event of an expiration of such agreement as set forth in Section 8.2 thereof) prior to the FDA Approval Date, in which case, any payment to Patheon will be made in accordance with the Technical Transfer Agreement.

8.3 Effect of Termination.

(a) The expiration or termination of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such termination, and the provisions of Sections 2.8 (in respect of Product on the market at the date of termination of this Agreement), 3.5, 3.6, 3.8, 3.10, 3.12, 3.13, 5.1, 5.2(c), 5.5, 6.3, 6.5, 8.3 and 8.4 and ARTICLE I (to the extent definitions are used in other surviving sections pursuant to this Section 8.3(a)), ARTICLE IV,

ARTICLE VII, ARTICLE IX, and ARTICLE X; provided that, Section 3.8 shall only survive for a period of […***…] days after expiration or termination of this Agreement in respect of deviations that occurred before termination or expiration and continue to be relevant shall survive the expiration or termination of this Agreement. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

(b) Upon expiration or termination of this Agreement, subject to the Parties’ obligations under Section 8.4 below, each Party, at the request of the other, shall return all data, files, records, and other materials in its possession or control containing or comprising the other Party’s Proprietary Information.

(c) Upon expiration or termination of this Agreement for any reason, subject to the Parties’ obligations under Section 8.4 below, (i) all submitted but unfilled Purchase Orders with respect to which Patheon has (1) not begun Manufacture of Product shall be cancelled, or (2) begun Manufacture of the Product shall be completed, unless otherwise agreed (ii) Flexion shall remove all Flexion Manufacturing Equipment and Materials from the Facility within […***…] days of such termination under all sections other than Section 8.2(a)(iii) and within […***…] days […***…] of a termination by Flexion pursuant to Section 8.2(a)(iii) that is not reasonably disputed by Patheon, failing which Flexion will pay a fee equivalent to the aggregate monthly Base Fee for the Manufacturing Suite for each month or part month the Flexion Manufacturing Equipment or Materials remain at the Facility after […***…] days or […***…] days, as applicable, from such termination.

(d) Upon expiration or termination of this Agreement, subject to the Parties’ obligations under Section 8.4 below, (i) Flexion shall purchase from Patheon at Patheon’s cost, all unpaid Material Costs and Bill Back Items which were ordered, purchased, produced or maintained by Patheon in contemplation of the Manufacture of the Product in accordance with Section 2.2; (ii) Flexion shall pay Patheon any earned but unpaid Product Fees, including those under any outstanding Purchase Order as described in Section 8.3(c); (iii) Flexion shall pay for any earned (through the month of such expiration or termination) but undisputed and unpaid Base Fees, Phase I Filling Space Fees or Additional Services; and (iv) Flexion shall pay all due and outstanding invoices under ARTICLE IV.

(e) Upon expiration or termination of this Agreement for any reason other than by […***…] pursuant to Section […***…] that is not reasonably disputed by […***…], subject to the Parties’ obligations under Section 8.4 below, Flexion shall pay to Patheon all and any removal and Make Good Costs associated with the removal of the Flexion Manufacturing Equipment

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from the Facility as agreed to in good faith by the Parties. “Make Good Costs” means the reasonable costs required to repair the Facility and return it to a clean, safe and useable area based on the repair of damage caused by the installation or removal of Flexion Manufacturing Equipment. In relation to termination of this Agreement by […***…] pursuant to Section […***…], Flexion shall pay any Make Good Costs that are required in relation to and to the extent that any damage that is caused to the Facility as a result of the negligence of Flexion or its agent or a failure to materially comply with the reasonable written instructions of Patheon in the removal of Flexion Manufacturing Equipment.

(f) The Parties understand and believe that the expiration or termination of this Agreement for any reason shall not constitute a “relevant transfer” as defined by and pursuant to Regulation 3(1)(b) of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”). If, contrary to the Parties’ understanding and belief, TUPE does apply on the expiration or termination of this Agreement to the transfer of any employee or subcontractor of Patheon to Flexion or to any person who, after expiration or termination of this Agreement, provides to Flexion services similar to the Manufacturing Services and/or the Additional Services (“Replacement Entity”) then:

(i)	without prejudice to Flexion’s obligations under Section 8.3(g) below, following termination or expiry of this Agreement other than by […***…] pursuant to Section […***…], Flexion shall indemnify Patheon for and against all claims, costs, expenses or liabilities arising, incurred or suffered by Patheon in relation to any claim made by or in respect of any person employed or formerly employed by Patheon for which it is alleged Flexion and/or any Replacement Entity may be liable by virtue of TUPE, provided that this indemnity shall not apply if and to the extent that, (A) the aggregate amount payable by Flexion pursuant to this Section 8.3(f)(i) and Section 8.3(g) exceeds the Maximum Manufacturing Services Termination Costs; or (B) any such claim, cost, expense or liability arises as a result of a failure by Patheon to comply with its applicable obligations under TUPE.

(ii)

if (A) this Agreement has been terminated by […***…] pursuant to Section […***…], or (B) this Agreement terminates or expires under any other circumstances and the aggregate amount payable by Flexion pursuant to Section 8.3(f)(i) and Section 8.3(g) exceeds the Maximum Manufacturing Services Termination Costs, Patheon shall indemnify Flexion for and against all claims, costs, expenses or liabilities arising, incurred or suffered by Flexion and/or any Replacement Entity in relation to any claim

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made by or in respect of any person employed or formerly employed by Patheon for which it is alleged Flexion and/or any Replacement Entity may be liable by virtue of TUPE provided that this indemnity shall not apply if and to the extent that any such claim, cost, expense or liability arises as a result of a failure by Flexion or the Replacement Entity to comply with its applicable obligations under TUPE.

(g) Subject to the Parties’ obligations under Section 8.4 below, Flexion shall pay to Patheon the following costs (“Manufacturing Services Termination Costs”): (i) upon expiration or termination of this Agreement, all reasonable actual costs incurred by Patheon to complete activities associated with such completion, expiry or termination including, without limitation, disposal fees that may be payable for any Materials and supplies owned by Flexion to be disposed of by Patheon; and (ii) upon expiration or termination of this Agreement other than by […***…] pursuant to Section […***…], all and any direct costs and expenses or termination or cancellation fees payable by Patheon as a consequence of or arising from the termination of this Agreement, to include but not limited to, all and any reasonable redundancy costs of employees employed by Patheon to work solely or mainly in providing the Services and/or Manufacturing the Product, all and any termination costs in relation to subcontractors and agency staff working solely or mainly in providing the Services and/or Manufacturing the Product and any termination or cancellation fees payable to Third Party suppliers. Patheon will use commercially reasonable efforts to mitigate the Manufacturing Services Termination Costs and reallocate available resources. Patheon will further provide Flexion with documentation in order to substantiate the Manufacturing Services Termination Costs. Notwithstanding anything in this Section 8.3(g), Flexion’s aggregate liability for the Manufacturing Services Termination Costs (under both this Agreement and the Technical Transfer Agreement combined) shall be limited to the payment to Patheon of the first £[…***…] (the “Maximum Manufacturing Services Termination Costs”).

(h) Flexion acknowledges that no Patheon Competitor (being a Person that derives greater than […***…]% of its revenues from performing contract pharmaceutical or biopharmaceutical development or commercial manufacturing services) will be permitted access to the Facility.

(i) In relation to any representatives of Flexion that are permitted access to the Facility pursuant to Section 8.3 or 8.4, Flexion shall ensure that such representatives are appropriately trained by Flexion (e.g. GMP training) and shall

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observe at all times Patheon’s policies and procedures (as amended from time-to-time) as they pertain to the Facility, including policies relating to health and safety and compliance with GMP, and comply with all reasonable directions of Patheon in relation to the same; provided that Flexion is given notice of such policies and given a reasonable period of time to review and implement such policies. Patheon may refuse or limit in its sole discretion at any time admission to the Facility by any of Flexion’s representatives who fail to observe such policies or comply with such reasonable directions.

(j) The Parties agree that if any fees or charges are duplicated under Section 8.11 of the Technical Transfer Agreement, Flexion shall only be obligated to make such payment once.

8.4 Transition Assistance.

(a) Upon the delivery by either Party of a notice of termination of this Agreement for any reason, upon the request of Flexion, and subject to terms set forth in this Agreement including this Section 8.4(a), (i) Patheon shall provide Flexion with the reasonable assistance of its staff and reasonable access to its other internal resources to provide Flexion with a reasonable level of technical assistance and consultation to transfer the Manufacture and the regulatory qualification of the Product to a supplier of Flexion’s election, provided that Flexion will reimburse Patheon for its fees and all documented costs and out-of-pocket expenses incurred in connection with such assistance (Patheon would provide a quotation for the services which Flexion requires pursuant to this Section 8.4 as Additional Services and on acceptance by Flexion of the same, Patheon will provide the services stated therein) and (ii) Patheon will provide the deliverables set forth on Schedule 8.4(a) hereto subject to payment of the fees and costs to be paid by Flexion as described above.

(b) Upon the delivery by […***…] of a notice of termination of this Agreement pursuant to Section […***…] (but not including the giving of notice of termination following an extension to this Agreement pursuant to this Section 8.4(b)), if requested by Flexion in writing given at the same time as the giving of such notice of termination including the term of such additional supply, Patheon shall supply the Products pursuant to the terms of this Agreement for a period not to exceed a maximum of […***…] from the delivery of a notice of termination. For the avoidance of doubt, the termination date of this Agreement shall be deemed the date upon which the Parties have completed their obligations under this Section 8.4. Flexion acknowledges that, during such transition assistance period, no Patheon Competitor (being a Person that derives greater than […***…]% of its revenues from performing contract pharmaceutical or biopharmaceutical development or commercial manufacturing services) will be

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permitted access to portions of the Facility other than those dedicated to the Manufacture of the Product.

ARTICLE IX. INDEMNIFICATION

9.1 Flexion Indemnification Obligations. Flexion shall indemnify Patheon, its Affiliates, and their respective directors, officers, employees, and agents (the “Patheon Indemnified Parties”), and defend and save each of them harmless, from and against any and all (a) Third Party Losses incurred by any of them in connection with, arising from, or occurring as a result of (i) the breach by Flexion of any of its obligations under this Agreement; (ii) the breach or inaccuracy of any representation or warranty made by Flexion in this Agreement, (iii) any negligence or willful misconduct by Flexion or any of its Affiliates, (iv) any claim made by any Person that the Manufacture and supply of the Product in accordance with the terms hereof infringes or misappropriates the patent, trademark, or other intellectual property rights of such Person, and (v) any product liability claim made by any Person with respect to any Product Manufactured in accordance with the terms hereof, except to the extent liability is based on a Patheon Nonconformance or (b) any Loss incurred by any of them as a direct result of and to the extent of the negligence or willful misconduct of the Flexion On Site Representatives at the Facility except, in each case, for those Losses for which Patheon has an obligation to indemnify the Flexion Indemnified Parties pursuant to Section 9.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses and provided, however, that Flexion will not be required to indemnify the Patheon Indemnified Parties with respect to any such Loss hereunder to the extent the same is caused by any breach of contract, negligent act or omission, or intentional misconduct by any Patheon Indemnified Parties. For the avoidance of doubt, the parties acknowledge that Patheon has not and will not conduct any freedom to operate searches in relation to the Product and/or Flexion’s Manufacturing Process nor reviewed any third party patents in relation thereto and that Patheon’s failure or omission to do so will not be considered negligence for the purposes of excluding or limiting a claim under this indemnity.

9.2 Patheon Indemnification Obligations. Patheon shall indemnify Flexion, its Affiliates, and their respective directors, officers, employees, and agents (the “Flexion Indemnified Parties”), and defend and save each of them harmless, from and against any and all (a) Third Party Losses incurred by any of them resulting from, or relating to, any claim of personal injury or property damage to the extent that the injury or damage is in connection with, arising from, or occurring as a result of (i) the breach or inaccuracy of any representation or warranty made by Patheon in this Agreement, (ii) any negligence or willful misconduct by Patheon or any of its Affiliates; and (iii) any product liability claim made by any Person with respect to any Product Manufactured by Patheon to the extent any such liability is based on or caused by a Patheon Nonconformance; (b) Third Party Losses incurred by any of them in connection with, arising from, or occurring as a result of a claim that any Existing Patheon Intellectual Property or Patheon Improvement used by Patheon in its Manufacture of the Product infringes or misappropriates the patent, trademark, or other intellectual property rights of such Person; except, in each case, for which Flexion has an obligation to indemnify the Patheon Indemnified Parties pursuant to Section 9.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses and provided, however, that Patheon will not be required to indemnify the Flexion Indemnified Parties with respect to any such Loss hereunder to the extent the same is caused by any breach of contract, negligent act or omission, or intentional misconduct by Flexion Indemnified Parties.

9.3 Indemnification Procedure.

(a) Notice of Claim. The indemnified Party (the “Indemnified Party”) shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Loss, action, or discovery of facts upon which such Indemnified Party intends to base a request for indemnification under Section 9.1 or 9.2 (a “Claim”), but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses upon which it intends to seek indemnification.

(b) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Claims by giving written notice to the Indemnified Party within […***…] days after the Indemnifying Party’s receipt of an Indemnification Claim Notice; provided that the assumption of the defense of a Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s Claim. Upon assuming the defense of a Claim, the Indemnifying Party may appoint as lead counsel in the defense of such Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Claim. Subject to clause (c) below, if the Indemnifying Party assumes the defense of a Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense, or settlement of such Claim. In the event that it is ultimately determined that the Indemnifying Party is not obliged to indemnify, defend, or hold harmless an Indemnified Party from and against any Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of such Claim.

(c) Right to Participate in Defense. Without limiting Section 9.3(b), any Indemnified Party shall be entitled to participate in, but not control, the defense of a Claim and to employ counsel of its choice for such purpose; provided,

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however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.3(b) (in which case the Indemnified Party shall control the defense), or (iii) the interests of the Indemnified Party and the Indemnifying Party with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules, or equitable principles.

(d) Settlement. With respect to any Losses (i) relating solely to the payment of money damages in connection with a Claim, (ii) that will not result in the Indemnified Party becoming subject to injunctive or other relief or otherwise adversely affect the business or reputation of the Indemnified Party in any manner, and (iii) as to which the Indemnifying Party has acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement, or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Claims, where the Indemnifying Party has assumed the defense of the Claim in accordance with Section 9.3(b), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement, or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to any settlement or acquiesce to any judgment with respect to a Claim that obligates the Indemnified Party to pay any amount subject to indemnification by the Indemnifying Party or causes the Indemnified Party to admit to any civil or criminal liability.

(e) Cooperation. If the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and shall, at the Indemnifying Party’s expense, furnish such records, information, and testimony, provide such witnesses, and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its time and reasonable out-of-pocket expenses in connection therewith.

(f) Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Claim shall be reimbursed on a monthly basis in arrears by the Indemnifying Party, without prejudice to the

Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obliged to indemnify the Indemnified Party.

9.4 Insurance. During the Term and for […***…] thereafter, each Party shall procure and maintain at its own expense from a qualified and licensed insurer liability insurance or indemnity policies, in an amount not less than $[…***…] in the aggregate with respect to public and products liability, subject to such deductible or self-retention limits as either Party in its business discretion may elect. Such policies shall insure against liability on the part of each Party and any of its Affiliates, as their interests may appear, due to injury, disability, or death of any person or persons, or injury to property, arising from the distribution of the Products. Each Party will either (a) include the other Party and its officers and employees and consultants as additional insureds on such policies, or (b) ensure that such policy contains an indemnity to principal clause. Promptly following the execution of this Agreement, each Party shall provide to the other a certificate of insurance (i) summarizing the insurance coverage and (ii) identifying any exclusions. Each Party shall promptly notify the other of any material adverse alterations to the terms of this policy or decreases in the amounts for which insurance is provided.

9.5 Limitation on Damages

(a) Maximum Liability. Except with respect to (i) […***…] of Patheon or (ii) for damages incurred by Flexion arising from, or occurring as a result of a claim by a Third Party that any […***…] used by Patheon in its Manufacture of the Product […***…] or (iii) breaches of […***…], Patheon’s maximum liability to Flexion under this Agreement for any reason whatsoever, including, without limitation, any liability arising under Sections 2.7, 2.8, 3.10, 3.12 or 9.2 hereof or resulting from any and all breaches of its representations, warranties, or any other obligations under this Agreement in each calendar year (liability cap pro-rated for part calendar years) will not exceed […***…]% of the revenues received by Patheon pursuant to this Agreement in the […***…] period prior to the month in which the underlying event occurred that gave rise to the liability (e.g. the date of the incident or manufacture).

(b) NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR (I) ANY (DIRECT OR INDIRECT) LOSS OF PROFITS, OF PRODUCTION, OF ANTICIPATED SAVINGS, OF BUSINESS, OF GOODWILL OR OF USE OF THE PRODUCT OR COSTS OF ANY SUBSTITUTE SERVICES OR (II) ANY OTHER LIABILITY, DAMAGE, COST OR EXPENSE OF ANY KIND INCURRED BY THE OTHER PARTY OF AN INDIRECT OR CONSEQUENTIAL NATURE, REGARDLESS OF ANY

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NOTICE OF THE POSSIBILITY OF THE DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT DAMAGES AVAILABLE FOR […***…].

(c) The limitations set forth in Sections 9.5(a) and 9.5(b) shall not act to exclude or limit either Party’s liability for (i) personal injury or death caused by the negligence of that Party, or for (ii) fraudulent misrepresentation.

(d) Sole & Exclusive Remedies. Notwithstanding anything in this Article IX to the contrary:

(i) Except as described in Section 9.5(c) above and except for Patheon’s indemnification obligations set forth in Section 9.2, Patheon’s sole liability and Flexion’s sole and exclusive remedy whether in contract, tort, equity or otherwise for Non-Conforming Product based on or caused by a Patheon Nonconformance shall be the rights and remedies set forth in Section 2.8, 3.10 and 3.12 of this Agreement and in Section 8.2(a)(iii) of this Agreement.

(ii) Patheon’s sole liability and Flexion’s sole and exclusive remedy whether in contract, tort, equity or otherwise for Patheon’s failure to Manufacture the full quantity of Product specified in a Purchase Order by the Agreed Delivery Date shall be the rights and remedies set forth in Section 2.7 and Section 8.2(a)(iii) of this Agreement.

9.6 Product Liability Claims. As soon as it becomes aware, each Party will give the other prompt written notice of any defect or alleged defect in a Product, any injury alleged to have occurred as a result of the use or application of the Product, and any circumstances that may give rise to litigation or recall of a Product or regulatory action that may affect the sale or Manufacture of a Product, specifying, to the extent the Party has such information, the time, place, and circumstances thereof and the names and addresses of the persons involved. Each Party will also furnish promptly to the other copies of all papers received in respect of any claim, action, or suit arising out of such alleged defect, injury, or regulatory action.

9.7 Allocation of Risk. This Agreement (including, without limitation, this ARTICLE IX) is reasonable and creates a reasonable allocation of risk for the relative profits the Parties each expect to derive from the Products.

ARTICLE X. MISCELLANEOUS

10.1 Notices. Notwithstanding that advance notification of any notices or other communications may be given by electronic mail transmission, all notices or other communications that shall or may be given pursuant to this Agreement shall be in writing

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(including by confirmed receipt electronic mail) and shall be deemed to be effective (a) when delivered if sent by registered or certified mail, return receipt requested, or (b) on the next business day, if sent by overnight courier, (c) when sent if sent by electronic mail provided that receipt is confirmed, in each case to the Parties at the following addresses (or at such other addresses as shall be specified by like notice) with postage or delivery charges prepaid:

If to Flexion:

Flexion Therapeutics, Inc.

Attn: Michael Clayman, MD

Telephone: […***…]

Email: […***…]

With a copy to: Legal

If to Patheon:

Attention:

Patheon UK Limited

Executive Director & General Manager

Kingfisher Drive, Covingham

Swindon, Wiltshire SN3 5BZ

England

Email: […***…]

with copy to

Legal Director.

10.2 Force Majeure. Neither Party shall be liable for delay in delivery, performance or nonperformance, in whole or in part, nor shall the other Party have the right to terminate this Agreement except as otherwise specifically provided in this Section 10.2 where such delay in delivery, performance or nonperformance results from acts beyond the reasonable control and without the fault or negligence of such Party including, but not limited to, the following conditions: fires, floods, storms, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, or acts, omissions, or delays in acting by any governmental authority; provided that the Party affected by such a condition shall, within five (5) days of its occurrence, give notice to the other Party stating the nature of the condition, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required, and the nonperforming Party shall use its commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for […***…] days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the non-affected Party may terminate this Agreement immediately by written notice to the affected Party.

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10.3 Independent Contractor. The Parties to this Agreement are independent contractors. Nothing contained in this Agreement shall be construed to place the Parties in the relationship of employer and employee, partners, principal, and agent or a joint venture. Neither Party shall have the power to bind or obligate the other Party nor shall either Party hold itself out as having such authority.

10.4 Waiver. Save where expressly stated in Sections 2.8 and 8.2(a)(iii), no waiver by either Party of any provision or breach of this Agreement shall constitute a waiver by such Party of any other provision or breach, and no such waiver shall be effective unless made in writing and signed by an authorized representative of the Party against whom waiver is sought. No course of conduct or dealing between the Parties will act as a modification or waiver of any provision of this Agreement. Either Party’s consent to or approval of any act of the other Party shall not be deemed to render unnecessary the obtaining of that Party’s consent to or approval of any subsequent act by the other Party.

10.5 Entire Agreement. This Agreement (together with all Exhibits and Schedules hereto, which are hereby incorporated by reference), the Quality Agreement, and the Technical Transfer Agreement constitute the final, complete, and exclusive agreement between the Parties relating to the subject matter hereof and supersede all prior conversations, understandings, promises, and agreements relating to the subject matter hereof, including without limitation that (i) certain Confidentiality Agreement dated September 22, 2014 between Flexion and Patheon and the Letter Agreement, and (ii) that certain Patheon Partner External User Account/Access Form, Client Agreement and Authorization signed by Flexion on June 5, 2015.

Neither Party has relied upon any communications, representations, terms or promises, verbal or written, not set forth herein. No terms, provisions or conditions of any purchase order or other business form or written authorization used by Flexion or Patheon will have any effect on the rights, duties, or obligations of the Parties under or otherwise modify this Agreement, regardless of any failure of Flexion or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement and is signed by both Parties.

10.5A Assignment; Change of Control. This Agreement may not be assigned by Patheon without the prior written consent of Flexion. Notwithstanding the foregoing, either Party may assign this Agreement to an Affiliate or to an acquirer or successor in interest in connection with a Change of Control of such Party without the prior written consent of the other Party, provided that such Party provides the other Party with written notice of any such assignment. This Agreement shall be binding upon and inure to the benefit of Flexion and Patheon and their respective successors, heirs, executors, administrators, and permitted assigns. “Change of Control” means the closing of (a) a merger, consolidation or similar transaction providing for the acquisition of the direct or indirect ownership of more than fifty percent (50%) of a Party’s shares or similar equity interests or voting power of the outstanding voting securities or that represents the power to direct the management and policies of such Party (including any acquisition arising through the offering of any shares of Patheon or any of its Affiliates on any securities or stock exchange), or (b) the sale of all or substantially all of a Party’s assets related to the subject matter of the Agreement.

10.6 Amendment; Modification. This Agreement may not be amended, modified, altered, or supplemented except by a writing signed by both Parties. No modification of any nature to this Agreement and no representation, agreement, arrangement, or other communication shall be binding on the Parties unless such is expressly contained in writing and executed by the Parties as an amendment to this Agreement. This Agreement may not be amended in any respect by any purchase order, invoice, acknowledgment, or other similar printed document issued by either Party.

10.7 Governing Law

(a) The laws of […***…], whether procedural or substantive (but excluding application of any choice of law provisions contained therein) shall apply to all matters pertaining only to (a) title to and ownership of Materials, Equipment or the Facility, and its appurtenances including, without limitation, all rights therein and the creation, exercise and extinction of such rights, obligations and liabilities or (b) employment law matters. In relation to such matters, both Parties shall submit to the exclusive jurisdiction of the […***…] Courts. For the avoidance of doubt, the Parties agree that nothing in this Agreement shall (i) grant Flexion any property ownership rights in the Facility or (ii) shall constitute a lease to the Facility.

(b) In all other respects, this Agreement shall be construed under and governed by the laws of […***…] without regard to the application of principles of conflicts of law. In relation to such matters, both Parties shall submit to the exclusive jurisdiction of […***…].

(c) Any preliminary issue over which of sub-section 10.7(a) or (b) applies to a particular claim or dispute shall be determined in accordance with provisions of 10.7(a).

(d) The Parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods, if applicable.

10.8 Compliance with Applicable Laws. Each Party and its Affiliates, and their respective representatives, shall comply with all applicable laws, rules and regulations in the performance of their obligations under this Agreement. Without limiting the foregoing, each Party and its Affiliates, and their respective representatives, shall comply with export control laws and regulations of the country of Manufacture and of the United States. Neither Party nor its Affiliates (or representatives) shall, directly or indirectly, without prior U.S. government authorization, export, re-export, or transfer the Product to any country subject to a U.S. trade embargo, to any resident or national of any country subject to a U.S. trade embargo, or to any person or entity listed on the “Entity List” or “Denied Persons List” maintained by the

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U.S. Department of Commerce or the list of “Specifically Designated Nationals and Blocked Persons” maintained by the U.S. Department of Treasury. In so far as the same applies to a Party or its Affiliates, each Party and its Affiliates and respective representatives shall comply with the requirements of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.).

10.9 Dispute Resolution.

(a) The Parties recognize that disputes may arise from time to time during the Term of this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 10.9 if and when a dispute arises under this Agreement.

(b) Unless otherwise specifically recited in the Agreement, disputes between the Parties under this Agreement will be first referred to the Project Manager of each Party as soon as reasonably possible after such dispute has arisen. If the Project Managers are unable to resolve such a dispute within fifteen (15) days of being requested by a Party to resolve such dispute, either Party may, by written notice to the other, have such dispute referred to the Steering Committee. If the Steering Committee is unable to resolve such dispute within thirty (30) days of being requested by a Party to resolve such dispute, each Party shall have the right, pursuant to written notice, to refer such dispute to the […***…] of each Party for attempted resolution by negotiations within thirty (30) days after such written notice is received. If the […***…] are unable to resolve such dispute within thirty (30) days of being requested by a Party to resolve such dispute, each Party shall have the right to pursue any remedies available to it at law or in equity.

10.10 Securities Authorities and Stock Exchange Filings; Press Releases; Use of Trademarks.

(a) The Parties shall coordinate in advance with each other in connection with (i) a Party’s decision to file this Agreement with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, or (ii) any other disclosure of information pertaining to this Agreement as otherwise required by the rules and regulations of the Securities and Exchange Commission or any other securities authority or stock exchange on which securities issued by a Party or its Affiliates are traded, and, in each such instance, (a) the filing Party will provide the other Party at least ten (10) business days to review a draft redacted version of this Agreement, and (b) both Parties shall work together in good faith to agree on the disclosure to be made, having due and proper regard to their legal obligations; provided that the filing Party subject to such rules and regulations shall ultimately retain control over what information to disclose to any securities authority or stock exchange. Each filing Party shall use reasonable efforts to seek confidential treatment for terms proposed to be redacted; provided that the Parties shall use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.

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Other than such obligations, neither Party (nor any of its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings to any securities authority or stock exchange.

(b) Except for the filings described in Section 10.10(a) above, the Parties agree not to disclose in any press release or other public statement any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party. Neither Party shall (a) issue a press release or make any other public statement that references this Agreement or (b) use the other Party’s or the other Party’s Affiliates’ names or trademarks for publicity or advertising purposes, except with the prior written consent of the other Party. Each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the Securities and Exchange Commission or any other governmental or regulatory agencies, including requests for confidential treatment of Proprietary Information of either Party included in any such disclosure.

10.11 Severability. If any provision of this Agreement is found by a proper authority to be unenforceable, that provision to the extent it is found to be unenforceable or invalid shall be severed and the remainder of the provision and this Agreement will continue in full force and effect. The Parties shall use their best efforts to agree upon a valid and enforceable provision as a substitute for any invalid or unenforceable provision, taking in to account the Parties’ original intent of this Agreement.

10.12 Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Exhibit,” “Schedule,” or “clause” refer to the specified Article, Section, Exhibit, Schedule, or clause of this Agreement; (e) “or” is disjunctive but not necessarily exclusive; and (f) the term “including” or “includes” means “including without limitation” or “includes without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. The captions and headings of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties, and no rule of strict construction shall be applied against either Party hereto.

10.13 Third Party Beneficiaries. This Agreement is not intended to confer upon any non-party rights or remedies hereunder, except as may be received or created as part of a valid assignment.

10.14 Further Assurances. Each of the Parties agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such additional assignments, agreements, documents, and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

10.15 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original. Electronic or Facsimile signatures shall be treated as original signatures.

10.16 […***…]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PATHEON UK LIMITED:		FLEXION THERAPEUTICS, INC.:

By:	/s/ A.M. Botterill	By:	/s/ Michael D. Clayman, M.D.

Name:	A.M. Botterill	Name:	Michael D. Clayman, M.D.

Title:	Exec. Dir. & Gen. Manager	Title:	CEO

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Schedule 2.9

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Schedule 2.1(a)

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Schedule 8.4(a)

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